UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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March 17, 2014

To the Stockholders of

TORCHMARK CORPORATION (the Company):

Torchmark Corporation’s 2014 annual meeting of stockholders will be held at Company headquarters, 3700 South Stonebridge Drive, McKinney, Texas 75070 at 10:00 a.m., Central Daylight Time, on Thursday, April 24, 2014. The meeting will be conducted using Robert’s Rules of Order and Torchmark Corporation’s Shareholder Rights Policy. This policy is posted on the Company’s web site at http://www.torchmarkcorp.com or you may obtain a printed copy by writing to the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

The accompanying notice and proxy statement discuss proposals which will be submitted to a stockholder vote. If you have any questions or comments about the matters discussed in the proxy statement or about the operations of your Company, we will be pleased to hear from you.

It is important that your shares be voted at this meeting. Please mark, sign, and return your proxy or vote over the telephone or on the Internet. If you attend the meeting, you may withdraw your proxy and vote your stock in person if you desire to do so.

We hope that you will take this opportunity to meet with us to discuss the results of operations of the Company during 2013.

Sincerely,

Gary L. Coleman Co-Chief Executive Officer

Larry M. Hutchison Co-Chief Executive Officer

Notice of Annual Meeting of Stockholders

to be held April 24, 2014

To the Holders of Common Stock of

TORCHMARK CORPORATION

The annual meeting of stockholders of Torchmark Corporation will be held at Company Headquarters, 3700 South Stonebridge Drive, McKinney, Texas 75070 on Thursday, April 24, 2014 at 10:00 a.m., Central Daylight Time. Directions to attend the annual meeting where you may vote in person can be found on our website: www.torchmarkcorp.com. The meeting will be conducted in accordance with Robert’s Rules of Order and Torchmark Corporation’s Shareholder Rights Policy. You will be asked to:

(1) Elect the eleven nominees shown in the proxy statement as directors to serve for one year terms or until their successors have been duly elected and qualified.

(2) Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company.

(3) Approve the First Amendment to the Torchmark Corporation 2011 Incentive Plan.

(4) Approve on an advisory basis the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative in the Proxy Statement.

(5) Transact any other business that properly comes before the meeting.

The Board of Directors recommends that you vote FOR Proposals (1), (2), (3) and (4) above. These matters are more fully discussed in the accompanying proxy statement.

The close of business on Monday, March 3, 2014 is the date for determining stockholders who are entitled to notice of and to vote at the annual meeting. You are requested to mark, date, sign, and return the enclosed form of proxy in the accompanying envelope, whether or not you expect to attend the annual meeting in person. You may also choose to vote your shares over the telephone or on the Internet. You may revoke your proxy at any time before it is voted at the meeting.

The annual meeting may be adjourned from time to time without further notice other than by an announcement at the meeting or at any adjournment. Any business described in this notice may be transacted at any adjourned meeting.

By Order of the Board of Directors

Carol A. McCoy
Vice President, Associate Counsel & Secretary

McKinney, Texas

March 17, 2014

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 24, 2014:

The Company’s Proxy Statement and 2013 Annual Report are available at http://www.torchmarkcorp.com/annualreport.html.

PROXY STATEMENT

EXECUTIVE SUMMARY

Executive Compensation

The compensation recommendations and decisions for 2013 of our management, the Compensation Committee, with the aid of its independent compensation consultant, Board Advisory, LLC, and the independent members of the Board, with respect to the persons who served as Co-Chief Executive Officers during 2013, are summarized in the separate executive summary of Compensation Discussion and Analysis on page 26 of this Proxy Statement.

Corporate Governance

Corporate governance remains a focus of our Board and Company management. 2013 was our first full year to operate with Co-Chief Executive Officers, a separate Chairman of the Board, who was Executive Chairman for a portion of the year and non-executive Chairman after his retirement; and a Lead Independent Director. Our Governance and Nominating Committee led the robust, inclusive search for a new director for the Company, resulting in the election of Marilyn A. Alexander to our Board in February 2013. Additional information about Corporate Governance is found on pages 19 through 25 of this Proxy Statement.

Meeting Actions

At Torchmark Corporation’s 2014 Annual Meeting of Stockholders, you are being asked to:

(1)	Elect Directors – Eleven of our current directors are standing for re-election to a one year term based upon a majority voting standard: Charles E. Adair, Marilyn A. Alexander, David L. Boren, Jane M. Buchan, Gary L. Coleman, Larry M. Hutchison, Robert W. Ingram, Lloyd W. Newton, Darren M. Rebelez, Lamar C. Smith and Paul J. Zucconi. Mark S. McAndrew will retire from the Board of Directors (the Board) immediately prior to the Annual Meeting of Stockholders.

Information about the director nominees’ qualifications and tenure on the Board is located on pages 3 to 5 of this Proxy Statement.

(2)	Approve Auditors – Deloitte and Touche, LLP, who have served as Torchmark Corporation’s registered independent public accountants since 1999, are proposed to be ratified to continue in that role for 2014.

(3)	Approve the First Amendment to the Torchmark Corporation 2011 Incentive Plan – You are being asked to approve an amendment to the Torchmark Corporation 2011 Incentive Plan that would, among other things, (i) increase the maximum authorized shares under the Plan by 4.2 million shares; (ii) modify the method to count certain awards against the Plan limits; (iii) modify the period of time by which individual award share limits are measured; and (iv) modify the maximum individual award share limits.

(4)	Advise on Executive Compensation – You are being asked to approve, on a non-binding advisory basis, the executive compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the various compensation tables and accompanying narrative compensation disclosures found on pages 26 to 50 of this Proxy Statement.

PRINCIPAL STOCKHOLDERS

The following table lists all persons known to be beneficial owners of more than five percent of the Company’s outstanding common stock as of December 31, 2013, as indicated from the most recent Schedule 13G filings with the Securities and Exchange Commission.

Name and Address	Number of Shares		Percent of Class

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	6,413,364	(1)	7.09%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	4,794,437	(2)	5.13%

(1)	The Vanguard Group, Inc. (Vanguard) reports the sole power to vote or direct the vote of 153,289 shares, the sole power to dispose of or direct the disposition of 6,275,875 shares and shared power to dispose or to direct the disposition of 137,489 shares. Vanguard Fiduciary Trust Company (VFTC), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 116,139 shares, or 0.12%, of the common stock outstanding of the Company as a result of its service as investment manager of collective trust accounts. VFTC directs the voting of these shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 58,500 shares, or .06%, of the common stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.

(2)	BlackRock, Inc. reports the sole power to vote or direct the vote of 3,995,643 and the sole power to dispose or to direct the disposition of 4,794,437 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company’s common stock. No one person’s interest in the common stock of the Company is more than 5% of the total outstanding common shares.

PROPOSAL NUMBER 1

Election of Directors

The Company’s By-laws provide that there will be not less than seven nor more than fifteen directors with the exact number to be fixed by the Board of Directors. Effective April 25, 2013, the number of directors was set at twelve persons. In February 2014, the Board determined to reduce the number of directors to eleven persons effective upon the retirement of Mark S. McAndrew, as discussed below.

All director nominees will stand for election to a one-year term. Accordingly, the Board of Directors proposes the election of Charles E. Adair, Marilyn A. Alexander, David L. Boren, Jane M. Buchan, Gary L. Coleman, Larry M. Hutchison, Robert W. Ingram, Lloyd W. Newton, Darren M. Rebelez, Lamar C. Smith and Paul J. Zucconi as directors, with each to hold office for a one year term, expiring at the close of the annual meeting of stockholders to be held in 2015 and until their successors are elected and qualified. Upon their re-nomination as directors, each of Messrs. Adair, Boren, Coleman, Hutchison, Ingram, Newton, Rebelez, Lamar Smith and Zucconi, Ms. Alexander and Ms. Buchan tendered an irrevocable contingent resignation letter pursuant to the Company’s Director Resignation Policy.

Non-management directors first elected to the Board prior to April 28, 2005 must retire from the Board at the annual meeting of stockholders which immediately follows their 78th birthday. Non-officer directors first elected to the Board after April 28, 2005 must retire from the Board at the annual meeting of stockholders immediately following their 74th birthday. Directors who are employees/officers of the Company must retire from active service as directors at the annual stockholders meeting immediately following their 65th birthday.

Mark S. McAndrew will retire from the Board with fifteen and three-quarters years of Board service immediately prior to the Annual Meeting of Shareholders on April 24, 2014.

If any of the nominees becomes unavailable for election, the directors’ proxies will vote for the election of any other person recommended by the Board unless the Board reduces the number of directors.

The Board recommends that the stockholders vote FOR all the nominees.

Profiles of Director Nominees

Charles E. Adair (age 66) has been a director since April 2003. He is also a director of Tech Data Corporation. He formerly served as a director of Performance Food Group, Inc. (1993-2008) and PSS World Medical, Inc. (2002-2013). Principal Occupation: Partner, Cordova Ventures, Montgomery, Alabama, a venture capital management company since December 1993.

Mr. Adair brings to the Board extensive corporate governance experience developed from more than 20 years of experience as the former President and Chief Operating Officer of a NASDAQ-listed pharmaceutical and medical supplies distributor. Additionally, in his current role as a partner in a venture capital management company, he has served on both public and private company boards, participating in acquisitions, divestitures and debt and equity financings.

Marilyn A. Alexander (age 62) has been a director of the Company since February 2013. She also serves as director of Tutor Perini Corporation and DCT Industrial Trust, Inc. Principal occupation: Self-employed General Management Consultant, Alexander & Friedman, LLC, Laguna Beach, California, a management consultancy practice focusing on business planning, brand strategy and development, communications, process and organizational issues, since November 2003. Member of Board of Regents, Brandman University, Irvine, California and Board of Governers, Chapman University, Orange, CA.

Ms. Alexander contributes to the Board from her extensive expertise in finance, marketing and strategic planning based upon more than 32 years of experience at top corporations including Disneyland Resort where she was Senior Vice President and Chief Financial Officer, Walt Disney World Resort, Marriott Corporation and Towers Perrin as well as in her own consultancy practice.

David L. Boren (age 72) has been a director of the Company since April 1996. He is also a director of Continental Resources, Inc. He formerly served as a director of AMR Corporation (1994-2011) and Texas Instruments, Inc. (1995-2011). Principal occupation: President of The University of Oklahoma, Norman, Oklahoma since November 1994; Co-Chair, President’s Intelligence Advisory Board, U.S. Government 2009-2014; Chairman, Oklahoma Foundation for Excellence Board of Trustees 1984-Present; Trustee, Bloomberg Family Foundation, 2010-Present.

Mr. Boren brings to the Board a diverse set of skills with a focus on governance, human resources and compensation issues from his experiences as an Oklahoma state legislator, a former Governor of and U.S. Senator from Oklahoma and his present position as the President of the University of Oklahoma, where he oversees 13,000 employees and an annual operating budget of $1.6 billion.

Jane M. Buchan (age 50) has been a director of the Company since October 2005. Principal Occupation: Chief Executive Officer and Managing Director of Pacific Alternative Asset Management Company, LLC, Irvine, California, an institutional fund of funds for pension plans of corporations, state governments and foreign retirement trusts, since March 2000; Director of the Chartered Alternative Investment Association (CAIA).

Ms. Buchan’s 27 year career as an investment professional including experience as an analyst at J.P. Morgan Investment Management, various positions (including Director of Quantitative Analysis and Chief Investment Officer of Non-Directional Strategies) at Collins Associates, an institutional fund of funds and consulting firm, and as founder, Managing Director and CEO of Pacific Alternative Asset Management Company provides the Board with a broad range of investment management skills.

Gary L. Coleman (age 61) has been a director of the Company since August 2012. Principal occupation: Co-Chief Executive Officer of the Company since June 2012. (Executive Vice President and Chief Financial Officer of Company, September 1999-May 2012.)

Mr. Coleman’s 39 years of experience, which includes seven years at KPMG where he primarily served insurance clients and 31 years in various accounting, financial and investment positions at the Company and its subsidiaries, culminating in service as the Chief Financial Officer of the Company for 13 years, provides the Board with financial and operating perspectives from both management and independent accounting.

Larry M. Hutchison (age 60) has been a director of the Company since August 2012. Principal occupation: Co-Chief Executive Officer of the Company since June 2012. (Executive Vice President and General Counsel of the Company, September 1999-May 2012.)

Mr. Hutchison contributes valuable legal, human resources, and governmental and industry relations perspectives to the Board from his 33 years’ experience as an in-house corporate attorney, including six years at two different insurers prior to joining the Company and its subsidiaries as a staff attorney more than 26 years ago and culminating in 15 years of service as the General Counsel of the Company.

Robert W. Ingram (age 65) has been a director of the Company since October 2005. Principal Occupation: Retired Accounting Educator. (Senior Associate Dean, 2004-May 2008, and Ross-Culverhouse Professor of Accounting in Culverhouse College of Commerce, University of Alabama, Tuscaloosa, Alabama, 2002-July 2009).

Mr. Ingram’s background of 32 years as an accounting educator at the undergraduate and graduate collegiate levels at four different universities and his experience as Director of the Culverhouse School of

Accountancy and Senior Associate Dean of the Culverhouse College of Commerce at the University of Alabama provides the Board with extensive accounting and financial reporting expertise.

Lloyd W. Newton (age 71) has been a director of the Company since April 2006. He is also a director of L-3 Communications Corp. and Sonoco Products Company. He formerly served as a director of Goodrich Corporation (2007-2012). Principal Occupation: Consultant. (Executive Vice President of Pratt & Whitney Military Engines, a Division of United Technologies Corporation, East Hartford, Connecticut, a manufacturer of aircraft engines, gas turbines and space propulsion systems, August 2000-March 2006).

Mr. Newton’s experiences as a retired U.S. Air Force General serving as Commander of Air Education and Training Command where he was responsible for the recruitment, training and education of Air Force personnel, allow him to provide the Board with extensive human resources and management expertise. His work at Pratt & Whitney Military Engines after retiring from the Air Force furnishes an international sales and business development perspective to the Board.

Darren M. Rebelez (age 48) has been a director of the Company since February 2010. Principal Occupation: Executive Vice President and Chief Operating Officer of 7-Eleven, Inc., Dallas, Texas, the world’s largest operator, franchisor and licensor of convenience stores, since August 2007; Director of National Association of Convenience Stores (NACS) and Children of Fallen Patriots Foundation.

Mr. Rebelez brings to the Board experience as Chief Operating Officer of a large convenience store company targeted toward the middle income market with an emphasis on store development, franchising, information technology and business transformation. His prior work at ExxonMobil and Thornton Oil Corporation provides the Board with expertise in merchandising, strategic planning, management and marketing.

Lamar C. Smith (age 66) has been a director of the Company since October 1999. Principal Occupation: Owner and President, Vista Commercial Technologies, LLC, Fort Worth, Texas, a supplier of custom fabricated components for defense equipment, since December 2011. (Chairman, January 1992-January 2007, and Chief Executive Officer, 1990-April 2007, of First Command Financial Services, Inc., Fort Worth, Texas, a financial planning company providing insurance, mutual funds and banking services to middle income families including current and former commissioned and non-commissioned military officers; Chairman of First Command Bank, a subsidiary of First Command Financial Services, Inc., May 2007 - September 2007). Director of Christian Prayer Breakfast of Fort Worth & Tarrant County, Inc. and Chairman of Board of Hope Farm, Inc. and Search Ministries, Inc.

Mr. Smith’s experiences during a 30 year career at First Command Financial Services, including seven years of service as its President and Chief Operating Officer and 15 years as its Chairman and Chief Executive Officer, permit him to furnish the Board with an extensive perspective on insurance marketing issues and all aspects of the operations of a large independent insurance and financial services agency.

Paul J. Zucconi (age 73) has been a director of the Company since July 2002. He is also a director of Affirmative Insurance Holdings, Inc. He formerly served as a director of American Beacon Funds (26 funds) (2008-2013), Titanium Metals Corporation (2002-2012) and Charter Bank (2009-2010). Principal occupation: Business Consultant, Plano, Texas, since January 2001; Director of National Kidney Foundation serving North Texas.

Mr. Zucconi brings to the Board extensive experience in accounting, financial reporting and auditing (both internal and independent) from work as an internal auditor in the U.S. Air Force Auditor General’s office and his 33 year career with KPMG, where he was a partner for 25 years and very active in professional practice areas with significant emphasis on financial services, including 17 years as a SEC Reviewing Partner. Since his retirement from KPMG in 2001, he has worked as a business consultant using his accounting expertise.

PROPOSAL NUMBER 2

Approval of Auditors

A proposal to ratify the appointment of the firm of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2014 will be presented to the stockholders at the annual meeting. Deloitte & Touche LLP served as the independent registered public accounting firm of Torchmark, auditing the financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2013 and has served in this capacity since 1999. The Audit Committee of the Board has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for 2014 and has recommended that the stockholders ratify the appointment of Deloitte & Touche LLP for 2014.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and available to respond to appropriate questions and, although the firm has indicated that no statement will be made, an opportunity for a statement will be provided.

If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the selection of an independent registered public accounting firm will be reconsidered by the Audit Committee of the Board of Directors.

The Board recommends that stockholders vote FOR the proposal.

PROPOSAL NUMBER 3

Approval of Amendment to Torchmark Corporation

2011 Incentive Plan

On February 24, 2011, the Board of Directors of the Company adopted the Torchmark Corporation 2011 Incentive Plan (the “2011 Plan”), which was subsequently approved by the Company’s stockholders at the 2011 Annual Meeting. All information below with regard to the number of shares relating to the 2011 Plan reflects the 3-for-2 stock split effective July 1, 2011.

As of the Record Date, March 3, 2014, 6,593,013 shares had been issued or remained outstanding under the 2011 Plan, and approximately 1,618,770 shares remained available for future grants. The Company expects to exhaust the existing share reserve of the 2011 Plan in the next 11 to 13 months and believes it is prudent to replenish the share reserve at this time. Without the additional shares, the Company would need to make changes to its long-term incentives program in order to conserve the remaining share reserve, which would impact the mix of compensation elements used. See “Executive Compensation—Compensation Discussion and Analysis.” In order to enable the Company to continue offering meaningful equity-based incentives, the Board believes that it is both necessary and appropriate to increase the number of shares available for these purposes. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to amend the 2011 Plan to:

•	increase the maximum authorized shares under the 2011 Plan by 4,200,000 shares from 7,950,000 to 12,150,000 shares;

•

remove the allocation of maximum authorized shares between (i) options and SARS with ten-year terms and (ii) options and SARS, with seven-year terms and full-value awards such that all shares available under the 2011 Plan may be granted as options or SARs with terms of up to ten years or full-value awards;

•	modify the method to count the shares utilized under the Plan to provide as follows:

¡	awards of options and SARs with a term of seven years or less count against the number of shares available for issuance under the 2011 Plan as .85 of a share for each share covered by such award;

¡	awards of options and SARs with a term of eight to ten years count against the number of shares available for issuance under the 2011 Plan as one (1) share for each share covered by such award;

¡

full value awards that vest based on performance criteria other than continued service count against the number of shares available for issuance under the 2011 Plan as 3.1 shares for each share covered by such award; and

¡	full value awards that vest solely on continued service count against the number of shares available for issuance under the 2011 Plan as 3.88 shares for each share covered by such award;

•	modify the period of time that maximum individual award share limits are measured to provide for measurement “within a single calendar year” rather than “in any 12-month period;” and

•	modify the maximum individual award share limits as follows:

¡	the limitation on options increases from 270,000 to 300,000;

¡	the limitation on SARS increases from 270,000 to 300,000;

¡	the limitation on restricted stock or restricted stock units increases from 90,000 to 100,000; and

¡	the limitation on awards of other stock-based awards increases from 90,000 to 150,000.

A summary of the 2011 Plan, as proposed to be amended, is set forth below. This summary is qualified in its entirety by the full text of the First Amendment to the Torchmark Corporation 2011 Incentive Plan, which is attached to this Proxy Statement as Appendix A, and the full text of the original Torchmark Corporation 2011 Incentive Plan, which is attached as Appendix A to the Company’s proxy statement filed on March 16, 2011.

Background for the Current Request to Increase the Share Reserve for Equity Incentive Awards

Significant Historical Award Information. Common measures of a stock plan’s cost include burn rate, dilution and overhang. The burn rate, or run rate, refers to how fast a company uses the supply of shares authorized for issuance under its stock plan. Over the last three years, the Company has maintained an average equity run rate of only 1.61% of shares outstanding per year. Dilution measures the degree to which the Company’s stockholders’ ownership has been diluted by stock-based compensation awarded under the Company’s various equity plans and also includes shares that may be awarded under the Company’s various equity plans in the future (“overhang”).

The following table shows how the Company’s key equity metrics have changed over the past three years:

Key Equity Metrics	2013	2012	2011
Equity Run Rate (1)	1.52%	1.60%	1.69%
Overhang (2)	10.2%	12.6%	17.8%
Dilution (3)	7.0%	7.8%	11.6%

(1)	Equity run rate is calculated by dividing the number of shares subject to equity awards granted during the year by the weighted-average number of shares outstanding during the year.

(2)	Overhang is calculated by dividing (a) the sum of (x) the number of shares subject to equity awards outstanding at the end of the year and (y) the number of shares available for future grants, by (b) the number of shares outstanding at the end of the year.

(3)	Dilution is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year by the number of shares outstanding at the end of the fiscal year. For the purpose of these calculations, shares are counted on the basis of the method utilized in the current plan.

Number of Shares Requested. The Company considered several factors in determining to request 4.2 million additional shares for the 2011 Plan:

•

Assuming stockholder approval of the proposed amendment to the 2011 Plan, 5,818,770 shares will be available for future grant. The Company expects this amount to last for approximately 3 years of awards. This estimate is based on a run rate of between 1.50 and 1.70%. While the Company believes this modeling provides a reasonable estimate of how long such a share reserve would last, there are a number of factors that could impact the Company’s future equity share usage.

•

The total overhang resulting from the share request, including awards outstanding under all of the Company’s equity plans, represents approximately 13.7% of the shares outstanding as of the Record Date.

Share Counting. The Company considered the dilutive effect of the different awards that could be granted under the 2011 Plan. The Company’s objective in changing the share counting was to simplify the process and eliminate the 2011 Plan’s sub-limits for various types of awards. The counting mechanism we have proposed reflects the relative Shareholder Value Transfer (SVT)1 of each award type. This approach utilizes a true “fungible” count between award types. The one exception is the fact that we count time-based restricted stock at 125% of the rate used for performance-based awards. While this differential is not supported purely from a SVT perspective, it does reflect a suitable shareholder focus by counting these awards at a higher rate.

Summary of the 2011 Plan

Purpose. The purpose of the 2011 Plan is to promote the Company’s success by linking the personal interests of the Company’s employees, officers, directors and consultants to those of its stockholders, and by providing participants with an incentive for outstanding performance. The 2011 Plan is also intended to enhance the Company’s ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

Administration. The 2011 Plan will be administered by the Compensation Committee. The Compensation Committee will have the authority to:

•	designate participants;

•	grant awards;

•	determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof;

•	establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2011 Plan; and

•	make all other decisions and determinations that may be required under the 2011 Plan.

The full Board may at any time elect instead to administer the 2011 Plan. If it does so, it will have all the powers of the Compensation Committee under the 2011 Plan.

Eligibility. The 2011 Plan permits the grant of incentive awards to employees, officers, directors, and consultants of the Company and its affiliates as selected by the Compensation Committee. As of March 3, 2014, the number of eligible participants was approximately 175. The number of eligible participants may increase over time based upon our future growth.

Awards to Non-Employee Directors. Awards granted under the 2011 Plan to our non-employee directors will be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of non-employee directors as in effect from time to time. Discretionary awards may not be made under the 2011 Plan to non-employee directors.

[1]	SVT is calculated as the total value of equity grants divided by the market capitalization of the Company.

Permissible Awards. The 2011 Plan authorizes the granting of awards in any of the following forms:

•	options to purchase shares of our common stock, which may be nonstatutory stock options or incentive stock options under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”;

•

stock appreciation rights (SARs), which give the holder the right to receive the difference (payable in cash or stock, as specified in the award certificate) between the fair market value per share of common stock on the date of exercise over the base price of the award;

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee;

•

restricted or deferred stock units, which represent the right to receive shares of our common stock (or an equivalent value in cash or other property, as specified in the award certificate) in the future, based upon the attainment of stated vesting or performance criteria in the case of restricted stock units;

•

performance awards (including qualified performance-based awards), which are awards payable in cash or stock upon the attainment of specified performance goals (any award that may be granted under the 2011 Plan may be granted in the form of a performance award);

•

dividend equivalents, which entitle the holder of a full-value award to cash payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares of stock underlying the full-value award;

•	other stock-based awards in the discretion of the Compensation Committee, including unrestricted stock grants; and

•	cash-based awards, including performance-based annual bonus awards.

Shares Available for Awards. Subject to adjustment as provided in the 2011 Plan, the aggregate number of shares of our common stock reserved and available for issuance pursuant to awards granted under the 2011 Plan is 12,150,000, plus a number of additional shares of common stock (not to exceed 529,500) underlying awards outstanding as of March 8, 2011, under the Prior Plan that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason.

Share Counting. Awards of options and SARs with a term of seven years or less count against the number of shares remaining available for issuance under the 2011 Plan as .85 shares for each share covered by such awards. Awards of options and SARs with eight to ten year terms count against the number of shares remaining available for issuance under the 2011 Plan as one (1) share for each share covered by such awards. Full-value awards that vest based on performance criteria other than continued service count against the number of shares remaining available for issuance under the 2011 Plan as 3.1 shares for each share covered by such awards. Full-value awards that vest solely on continued service count against the number of shares remaining available for issuance under the 2011 Plan as 3.88 shares for each share covered by such awards. (i.e., the 3.1 shares that would be counted for a performance based award, increased by 25% to reflect the lack of such condition.).

•

The full number of shares subject to an option or SAR shall count against the number of shares remaining available for issuance under the 2011 Plan, even if fewer shares are actually delivered to a participant as a result of a net settlement or withholding of shares to satisfy the exercise price or tax.

•

Shares withheld from an award to satisfy tax withholding requirements shall count against the number of shares remaining available for issuance under the 2011 Plan, and shares delivered by a participant to satisfy tax withholding requirements shall not be added to the 2011 Plan share reserve.

•

To the extent that an award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited shares subject to the award will be added back to the plan share reserve and again be available for issuance pursuant to awards granted under the 2011 Plan.

•

To the extent that the full number of shares subject to a full-value award is not issued for any reason, including by reason of failure to achieve maximum performance goals, the unissued shares originally subject to the award will be added back to the plan share reserve and again be available for issuance under the 2011 Plan.

Limitations on Individual Awards. The maximum aggregate number of shares of common stock subject to stock-based awards that may be granted under the 2011 Plan within a single calendar year to any one participant is as follows:

•	options, 300,000;

•	stock appreciation rights, 300,000;

•	restricted stock or stock units, 100,000; and

•	other stock-based awards, 150,000.

The maximum aggregate amount that may be paid with respect to cash-based awards under the 2011 Plan to any one participant in any fiscal year of the Company shall be $4,000,000.

Performance Goals. All options and SARs granted under the 2011 Plan are designed to be exempt from the $1,000,000 deduction limit imposed by Code Section 162(m). The Compensation Committee may designate any other award granted under the 2011 Plan as a qualified performance-based award in order to make the award fully deductible without regard to the $1,000,000 deduction limit imposed by Code Section 162(m). If an award is so designated, the Compensation Committee must establish objectively determinable performance goals for the award based on one or more of the following business criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department or function within the Company or an affiliate:

•	Revenue (premium revenue, total revenue or other revenue measures);

•	Sales;

•	Profit (net profit, gross profit, operating profit, economic profit, underwriting profit, profit margins or other corporate profit measures);

•	Earnings (EBIT, earnings per share, or other corporate earnings measures);

•	Net income (before or after taxes, operating income or other income measures);

•	Cash (cash flow, cash generation or other cash measures);

•	Stock price or performance;

•	Total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price);

•	Economic value added

•	Return measures (including, but not limited to, return on assets, capital, equity, investments, or sales, and cash flow return on assets, capital, equity, or sales);

•	Market share;

•	Improvements in capital structure;

•	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures);

•	Business expansion (acquisitions );

•	Internal rate of return or increase in net present value;

•	Cost reduction measures

•	Capital adequacy

•	Strategic plan development and implementation

The Compensation Committee must establish such goals within 90 days after the beginning of the period for which such performance goal relates (or such later date as may be permitted under applicable tax regulations) and the Compensation Committee may for any reason reduce (but not increase) any award, notwithstanding the achievement of a specified goal. The Compensation Committee may provide, at the time the performance goals are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period, including but not limited to: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in then-current accounting principles; (f) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses.

Limitations on Transfer; Beneficiaries. A participant may not assign or transfer an award other than by will or the laws of descent and distribution; provided, however, that the Compensation Committee may permit other transfers (other than transfers for value) where it concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by the Compensation Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Treatment of Awards upon a Participant’s Termination of Service. Unless otherwise provided in an award certificate or any special plan document governing an award, upon the termination of a participant’s service due to death or disability:

•	all of that participant’s outstanding options and SARs will become fully vested and exercisable;

•	all time-based vesting restrictions on that participant’s outstanding awards will lapse as of the date of termination; and

•

the payout opportunities attainable under all of that participant’s outstanding performance-based awards will vest based on target or actual performance (depending on the time during the performance period in which the date of termination occurs) and the awards will pay out on a prorata basis, based on the time elapsed prior to the date of termination.

Treatment of Awards upon a Change in Control. Unless otherwise provided in an award certificate or any special plan document governing an award:

(A) upon the occurrence of a change in control of the Company (as defined in the 2011 Plan) in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Committee or the Board:

•	all outstanding options and SARs will become fully vested and exercisable;

•	all time-based vesting restrictions on outstanding awards will lapse as of the date of termination; and

•

the payout opportunities attainable under all outstanding performance-based awards will vest based on target or actual performance (depending on the time during the performance period in which the change in control occurs) and the awards will pay out on a prorata basis, based on the time elapsed prior to the change in control, and

(B) with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within two years after the effective date of the change in control, a participant’s employment is terminated without Cause or the participant resigns for Good Reason (as such terms are defined in the 2011 Plan), then:

•	all of that participant’s outstanding options and SARs will become fully vested and exercisable;

•	all time-based vesting restrictions on that participant’s outstanding awards will lapse as of the date of termination; and

•

the payout opportunities attainable under all of that participant’s outstanding performance-based awards will vest based on target or actual performance (depending on the time during the performance period in which the date of termination occurs) and the awards will pay out on a prorata basis, based on the time elapsed prior to the date of termination.

In addition, subject to limitations applicable to certain qualified performance-based awards, the Compensation Committee may, in its discretion accelerate awards upon the termination of service of a participant or the occurrence of a change in control. The Compensation Committee may discriminate among participants or among awards in exercising such discretion.

Adjustments. In the event of a transaction between us and our stockholders that causes the per-share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits and annual award limits under the 2011 Plan will be adjusted proportionately, and the Compensation Committee shall make such adjustments to the 2011 Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend, or a combination or consolidation of the outstanding shares of our common stock into a lesser number of shares, the authorization limits and annual award limits under the 2011 Plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Termination and Amendment. Our Board or the Compensation Committee may, at any time and from time to time, terminate or amend the 2011 Plan, but if an amendment would constitute a material amendment requiring stockholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to stockholder approval. In addition, our Board or the Compensation Committee may condition any amendment on the approval our stockholders for any other reason. No termination or amendment of the 2011 Plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award.

The Compensation Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by our stockholders, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Prohibition on Repricing. As indicated above under “Termination and Amendment,” outstanding stock options cannot be repriced, directly or indirectly, without stockholder approval. The exchange of an “underwater” option (i.e., an option having an exercise price in excess of the current market value of the underlying stock) for another award would be considered an indirect repricing and would, therefore, require stockholder approval.

Certain U.S. Federal Income Tax Effects

The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2011 Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State and local income tax consequences are not discussed, and may vary from locality to locality.

Nonstatutory Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonstatutory stock option under the 2011 Plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant or exercise of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

SARs. A participant receiving a SAR under the 2011 Plan will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the SAR, the amount of cash and the fair market value of any shares of stock received will be ordinary income to the participant and the Company will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Restricted or Deferred Stock Units. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or property), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Cash-Based Performance Awards. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a cash-based performance award is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, a participant will recognize ordinary income equal to the cash received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Tax Withholding. The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2011 Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2013 regarding compensation plans under which the Company’s equity securities are authorized for issuance. The following table does not include any shares which may be added to the 2011 Plan in the event that Proposal 3 is approved by the stockholders of the Company.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	5,719,468	$41.76	5,395
Equity compensation plans not approved by stockholders(1)	—	—	—

Total	5,719,468	$41.76	5,395

(1)	The Company does not maintain any equity compensation plans that have not been approved by its stockholders.

Recommendation of the Board

The Board recommends that stockholders vote “FOR” Proposal 3.

PROPOSAL NUMBER 4

Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act), enacted in July 2010, enables Company stockholders to vote to approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

We are asking for stockholder approval of the compensation of our named executive officers, as disclosed on pages 26 to 50 of this Proxy Statement in accordance with SEC rules, which includes the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the related narrative compensation disclosures. This vote is not intended to address any specific item of compensation, but rather this vote relates to the overall compensation of our named executive officers and the compensation policies and practices described in this Proxy Statement.

The compensation of our executive officers is based on a philosophy that emphasizes and rewards the attainment of performance measures that, the Compensation Committee of the Board believes, promote the creation of long-term stockholder value and therefore align management’s interests with the interests of long-term stockholders. As described more fully in the Compensation Discussion and Analysis, the mix of compensation elements, the terms of the annual Management Incentive Plan and the terms of long-term equity incentive awards are all designed to enable the Company to attract, motivate, reward and retain key executives while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee believes that the design of the compensation program and the compensation of named executive officers under the program fulfill this objective. Stockholders are urged to read the section of this proxy statement entitled “Executive Compensation”, including the Compensation Discussion and Analysis, for a detailed discussion of how our compensation policies and practices implement our compensation philosophy.

This vote is advisory and therefore not binding on the Company, the Board or the Compensation Committee of the Board. The Board and the Compensation Committee value the opinions of Company stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider those stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Accordingly, in accordance with Section 14A of the Securities Exchange Act of 1934, the Company is asking stockholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and related compensation disclosures.”

Recommendation of the Board

The Board recommends that stockholders vote “FOR” advisory approval of the resolution set forth above.

OTHER BUSINESS

The directors are not aware of any other matters which may properly be and are likely to be brought before the meeting. If any other proper matters are brought before the meeting, the persons named in the proxy, or in the event no person is named, Gary L. Coleman and Larry M. Hutchison, will vote in accordance with their judgment on these matters.

INFORMATION REGARDING DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Executive Officers

The following table shows certain information concerning each person deemed to be an executive officer of the Company, except those persons also serving as directors. Each executive officer is appointed by the Board of the Company or its subsidiaries annually and serves at the pleasure of that board. There are no arrangements or understandings between any executive officer and any other person pursuant to which the officer was selected.

Name	Current Age	Principal Occupation and Business Experience for the Past Five Years(1)

Steven J. DiChiaro	47	Executive Vice President and Chief Agency Officer of Liberty since December 2011. (State General Agent of American Income for the State of Colorado, August 2008 - December 2011).

Vern D. Herbel	56	Executive Vice President and Chief Administrative Officer of Company since April 2006; Chief Executive Officer of United American since July 2004; President of United American since December 2011; Executive Vice President of Globe and American Income since May 2002.

Charles F. Hudson	57	Chief Executive Officer of Globe since August 2005. (President of Globe August 2005 - November 2013).

Bill E. Leavell	51	President of Globe since November 2013. (Senior Vice President of Globe August 2005 - November 2013).

Howard L. Lewis	65	President and Chief Executive Officer of Family Heritage since November 1989.

Ben W. Lutek	55	Executive Vice President and Chief Actuary of Company since January 2013. (Vice President and Chief Actuary of Company, August 2010 - January 2013; Vice President and Actuary of Company, January 2008-July 2010).

R. Brian Mitchell	50	Executive Vice President and General Counsel of Company since June 2012; Senior Vice President of American Income, Globe, Liberty and United American since November 2006; General Counsel of American Income, Globe, Liberty and United American and Secretary of American Income and United American since June 2010; Secretary of Globe and Liberty since May 2012. (Associate General Counsel of Globe November 2006 - June 2010).

W. Michael Pressley	62	Executive Vice President and Chief Investment Officer of Company since January 2013. (Vice President and Chief Investment Officer of Company, April 2006 - January 2013).

Roger C. Smith	61	Chief Executive Officer of American Income since December 2003; President and Chief Executive Officer of Liberty since December 2011. (President of American Income, December 2003 - December 2011).

Name	Current Age	Principal Occupation and Business Experience for the Past Five Years(1)

Scott A. Smith	52	President of American Income since December 2011; Chief Marketing Officer of American Income since May 2004. (Executive Vice President of American Income, May 2004 - December 2011).

Frank M. Svoboda	52	Executive Vice President and Chief Financial Officer of Company since June 2012. (Vice President and Director of Tax of the Company, February 2005 - May 2012).

Glenn D. Williams	54	Executive Vice President and Chief Marketing Officer of Company since August 2005.

(1)	Liberty, Globe, United American, American Income and Family Heritage, as used in this proxy statement, refer to Liberty National Life Insurance Company, Globe Life And Accident Insurance Company, United American Insurance Company, American Income Life Insurance Company and Family Heritage Life Insurance Company of America, subsidiaries of the Company.

Stock Ownership

The following table shows certain information about stock ownership as of January 31, 2014 for the directors, director nominees and executive officers of the Company, including shares with respect to which they have the right to acquire beneficial ownership on or prior to April 1, 2014.

	Company Common Stock or Options Beneficially Owned as of December 31, 2014(1)
Name and City of Residence	Directly(2)	Indirectly(3)
Charles E. Adair Montgomery, AL	54,101	0
Marilyn A. Alexander Laguna, Beach, CA	4,509	0
David L. Boren Norman, OK	13,104	0
Jane M. Buchan Corona Del Mar, CA	54,679	0
Gary L. Coleman Plano, TX	669,982	31,997
Larry M. Hutchison Duncanville, TX	584,437	24,261
Robert W. Ingram Fort Wayne, IN	19,207	0
Mark S. McAndrew McKinney, TX	532,604	62,696
Lloyd W. Newton Lithia, FL	20,338	0
Darren M. Rebelez Southlake, TX	12,075	0
Lamar C. Smith Fort Worth, TX	77,282	0
Paul J. Zucconi Plano, TX	40,645	0
Steven J. DiChiaro McKinney, TX	14,500	0
Vern D. Herbel McKinney, TX	257,250	79,317
Charles F. Hudson Prosper, TX	148,825	4,594

	Company Common Stock or Options Beneficially Owned as of December 31, 2014(1)
Name and City of Residence	Directly(2)	Indirectly(3)
Bill E. Leavell Prosper, TX	19,084	1,250
Howard L. Lewis Solon, OH	0	0
Ben W. Lutek McKinney, TX	76,650	15,817
R. Brian Mitchell Frisco, TX	17,927	4,115
W. Michael Pressley Garland, TX	131,100	725
Roger C. Smith Lucas, TX	275,497	1,640
Scott A. Smith McKinney, TX	17,612	0
Frank M. Svoboda Grapevine, TX	127,500	1,191
Glenn D. Williams Plano, TX	100,984	3,775
All Directors, Nominees and Executive Officers as a group:(4)	3,269,892	231,378

(1)	No individual director, director nominee or executive officer beneficially owns 1% or more of the common stock of the Company.

(2)	Includes: for Adair, 42,163 shares; for Buchan, 27,000 shares; for McAndrew, 332,500 shares; for Lamar Smith, 33,517 shares; for Zucconi, 9,000 shares; for Rebelez, 4,500 shares; for Coleman, 320,000 shares; for Hutchison, 320,000 shares; for Lutek, 67,250 shares; for Pressley, 107,500 shares; for Roger Smith, 240,965 shares; for Herbel, 226,750 shares; for Hudson, 86,500 shares; for Williams, 40,000 shares; for Scott Smith, 12,500 shares; for Svoboda, 110,250 shares; for Mitchell, 7,500 shares and for Leavell, 18,900 shares and for all directors, executive officers and nominees as a group, 2,006,795 shares, that are subject to presently exercisable Company stock options.

(3)	Indirect beneficial ownership includes shares (a) owned by the director, executive officer or spouse as trustee of a trust or executor of an estate, (b) held in a trust in which the director, executive officer or a family member living in his home has a beneficial interest, (c) owned by the spouse or a family member living in the director’s, executive officer’s or nominee’s home or (d) owned by the director or executive officer in a personal corporation or limited partnership. Indirect beneficial ownership also includes approximately 31,997 shares, 725 shares, 24,261 shares, 22,693 shares, 1,328 shares, 3,775 shares, 4,594 shares, 891 shares, 4,115 shares and 1,250 shares calculated based upon conversion of stock unit balances held in the accounts of Messrs. Coleman, Pressley, Hutchison, Herbel, Roger Smith, Williams, Hudson, Svoboda, Mitchell and Leavell, respectively, in the Company Savings and Investment Plan to shares. Indirect ownership for Mr. Herbel also includes 28,312 shares held in his living trust and 28,312 shares held in his spouse’s living trust. Indirect ownership for Mr. Svoboda also includes 300 shares held as custodian for his minor children. Indirect ownership for Mr. Lutek includes 15,817 shares held in his family living trust.

Indirect beneficial ownership for Mr. McAndrew also includes 62,507 shares subject to presently exercisable Company stock options (shared right to dispose) and 189 unvested shares of restricted stock (sole right to vote) held as constructive trustee for the benefit of his former spouse pursuant to a 2009 divorce decree and accompanying qualified domestic relations orders. Mr. McAndrew disclaims beneficial ownership of all shares subject to presently exercisable options and unvested shares of restricted stock held by him as constructive trustee for his former spouse.

Indirect beneficial ownership for Roger Smith also includes 312 unvested shares of restricted stock (sole right to vote) held as constructive trustee for the benefit of his former spouse pursuant to a 2010 divorce decree and accompanying qualified domestic relations order. Roger Smith disclaims beneficial ownership of all unvested shares of restricted stock held by him as constructive trustee for his former spouse.

(4)	All directors, nominees and executive officers, as a group, beneficially own 3.8% of the common stock of the Company.

CORPORATE GOVERNANCE

Director Independence Determinations

The New York Stock Exchange (NYSE) rules require that the Company have a majority of independent directors. The rules provide that no director will qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company and its subsidiaries (collectively, the Company), either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In order to assist in the making of these determinations, the Board adopted the categorical standards prescribed by the NYSE as well as eleven additional categorical standards to assist it in making determinations of independence. All directors other than those deemed not “independent” under these standards will be deemed to be “independent” upon a Board determination.

These independence standards are available on the Company’s website by going to www.torchmarkcorp.com and clicking on the Investor Relations page. They are located under the Board of Directors heading at Director Independence Criteria. You may also obtain a printed copy of the independence standards at no charge by writing to the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

Based on these categorical standards and after evaluation of the directors’ responses to an annual questionnaire, which included questions based on the above-described independence criteria as well as any related party transactions disclosable pursuant to Item 404(a) of SEC Regulation S-K, the Governance and Nominating Committee makes recommendations to the Board of Directors regarding director independence. After review of such recommendations, the Board determined on February 27, 2013 and February 24, 2014 that the following directors continue to meet the categorical standards set by the Board and are “independent”: Charles E. Adair, Marilyn A. Alexander David L. Boren, Jane M. Buchan, Robert W. Ingram, Lloyd W. Newton, Darren M. Rebelez, Lamar C. Smith and Paul J. Zucconi. The Board determined that Mark S. McAndrew (as a Company employee for a portion of 2013 and affiliated insider thereafter), and Gary L. Coleman and Larry M. Hutchison (as Company employees) were not considered “independent”.

Board Leadership Structure

For a number of years, the Company chose to operate with a single person serving as Chairman and Chief Executive Officer believing that it could operate effectively with these roles combined while continuing to provide the appropriate level of corporate governance for shareholders, policyholders, regulators and our other constituent groups. On June 1, 2012, Mark S. McAndrew retired as Chief Executive Officer, but he continues to serve as Chairman of the Board, with Gary L. Coleman and Larry M. Hutchison serving as Co-Chief Executive Officers from that date. Although the Board is not currently chaired by an independent director, for a number of years the Board has conducted frequent executive sessions of only the independent directors with all of such executive sessions presided over by a lead independent director. For an initial period of several years, the director serving as the Chair of the Governance and Nominating Committee performed the role of a presiding or lead director, but the Board did not formally award this title to that Chair. After review, on January 26, 2010, the Board decided to amend the Corporate Governance Guidelines in order to formally provide for the position of a lead independent director (the Lead Director), to define the qualifications and duties of that Lead Director and to elect a director to serve as the Lead Director. As defined in Section H. of the Corporate Governance Guidelines, the Lead Director is elected annually by and from the independent directors currently serving on the Board; provided, however, that a director must have served a minimum of one year in order to qualify for election as the Lead Director. It is the intention of the Board that the position of Lead Director be rotated but no fixed number of terms which a person can be the Lead Director has been set. The Lead Director has duties, which include, but are not limited to, (a) coordinating the scheduling of and preparation for Board meetings and executive sessions of the Board; (b) leading Board meetings if the Chairman is not present and leading all executive sessions of the independent directors; (c) acting as the principal liaison between the independent directors and the Co-Chief Executive Officers; (d) advising the independent committee chairs in fulfilling their roles and responsibilities; (e) defining the scope, quality and timeliness of the information flow between management and the Board; (f) leading the process of employing, evaluating and compensating the Co-Chief Executive Officers: (g) coordinating Co-Chief Executive Officer, director and Board performance evaluations; (h) approving retention of Board consultants; (i) having authority to call meetings of the independent directors and (j) being available for consultation and communication with shareowners upon request. Charles E. Adair was re-elected as Lead Director in April 2013 to serve for a term expiring April 24, 2014.

Board’s Role in Risk Oversight

While the Audit Committee regularly monitors and reports to the Board on the Company’s major financial risk exposures and the Compensation Committee examines and reports to the Board on the Company’s compensation programs and policies to ensure that they do not operate to incent Company executives to take risks which would adversely affect the Company, the Company’s Board has determined that overall responsibility for oversight of enterprise risk management at the Company is that of the entire Board. Accordingly, the Board has not chosen to establish a separately designated risk committee of the Board. Instead, the full Board oversees risk by regularly monitoring, receiving and reviewing written and oral reports from and interacting with a senior management level Enterprise Risk Management Committee (ERM Committee). The ERM Committee is chaired by the Company’s Co-Chief Executive Officers and is comprised of the Company’s Chief Financial Officer, General Counsel, Chief Administrative Officer, Chief Actuary, Chief Investment Officer, Chief Accounting Officer, Chief Marketing Officer, Director of Internal Audit, Director of Human Resources and the Presidents/Chief Executive Officers of the principal insurance subsidiaries. The Chair of the Audit Committee serves as the Board’s official liaison to the ERM Committee and attends all ERM Committee meetings. Other members of the Board are encouraged to attend and participate in meetings of the ERM Committee. The ERM Committee meets on a regularly scheduled basis to identify, evaluate and prioritize the various risks faced by the Company and its insurance subsidiaries, including, but not limited to, strategic, financial, investment, credit, market, liquidity, operational, legal and regulatory, compliance, information, technological, human capital, fraud, reputational and external risks, and to consider the mitigation of such risks. Directors may submit matters and issues at any time to be considered and reported on by the ERM Committee. In its four meetings held in 2013, the ERM Committee conducted focused examinations on (1) data security breaches and cyber-attacks; (2) the effects of middle income wage growth on the Company’s various distribution systems; (3) the impact to the Company of risks arising from current economic conditions; (4) changing demographics in the United States and their effect on the Company; (5) the Own Risk and Solvency Assessment Model Act, which will become applicable to the Company and its insurance subsidiaries in 2015; and (6) the Company’s publicly-disclosed risk factors contained in SEC filings. The ERM Committee reported on all of these examinations to the full Board.

Executive Sessions of the Board and Communications with the Board of Directors

The Company’s non-management directors have since October 2002 met in regularly scheduled executive sessions without any management participation by officers or employee directors. These executive sessions of independent directors are currently held either before or after the Board’s regularly scheduled, physically-held meetings. Additional executive sessions can be scheduled at the request of the independent directors.

The Lead Director presided over the executive sessions during 2013. If that director had not been present, another independent director would have been chosen by the executive session to preside.

Security holders of the Company and other interested parties may communicate with the full Board of Directors, the Lead Director, the independent directors or a specific director or directors by writing to them in care of the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

Governance Guidelines and Codes of Ethics

The Company has adopted Corporate Governance Guidelines, a Code of Ethics for the Co-CEOs and Senior Financial Officers, and a Code of Business Conduct and Ethics for its directors, officers and employees, all of which comply with the requirements of securities law, applicable regulations and New York Stock Exchange rules. These documents are available on the Company’s website by going to www.torchmarkcorp.com and clicking on the Investor Relations page. They are located under the Corporate Governance heading. Printed copies of these documents may be obtained at no charge by writing to the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

Committees of the Board of Directors

The Board has the following standing committees more fully described below: Audit, Compensation, and Governance and Nominating. The Board may also, from time to time, establish additional special committees.

Audit Committee—The Audit Committee is currently comprised of Messrs. Zucconi (2013 Chairman) and Ingram and Ms. Alexander. Mr. Rebelez served on the Audit Committee until Ms. Alexander’s election to the Committee on February 27, 2013. All members of the Audit Committee are independent under the definition contained in the NYSE rules and fully comply with SEC rules and regulations.

The Audit Committee reviews and discusses with management and the independent registered public accounting firm the Company’s audited financial statements and quarterly financial statements prior to filing, the Company’s earnings press releases and financial information and earnings guidance, and the Company’s policies for financial risk assessment and management; selects, appoints, reviews and, if necessary, discharges the independent auditors; reviews the scope of the independent auditors’ audit plan and pre-approves audit and non-audit services; reviews the adequacy of the Company’s system of internal controls over financial reporting; periodically reviews pending litigation and regulatory matters; reviews the performance of the Company’s internal audit function; reviews related party disclosures to assure that they are adequately disclosed in the Company’s financial statements and other SEC filings; reviews and appropriately treats complaints and concerns regarding accounting, internal accounting controls or auditing matters pursuant to a confidential “whistleblower” policy; discusses the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures; and monitors and periodically reports to the Board regarding management’s enterprise risk management processes. Additionally, the Audit Committee meets with the Company’s independent auditors and internal auditors both with and without management present at each of its physically-held meetings. The Audit Committee has also historically evaluated the Company’s independent auditor. In 2013, the Audit Committee performed an annual evaluation of Deloitte utilizing the external auditor evaluation tool developed by the Center for Audit Quality and several other governance organizations. The Audit Committee met eleven times in 2013 (four physically-held meetings and seven teleconference meetings).

The Audit Committee has a written charter, which is annually reviewed and updated if necessary. The committee charter is posted on the Company’s website and can be viewed by going to www.torchmarkcorp.com and clicking on the Investor Relations page. The committee charter is located under the Board of Directors heading. You may also obtain a printed copy of the committee charter at no charge by writing the office of the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

Compensation Committee—The Compensation Committee is currently comprised of Messrs. Newton (2013 Chairman), Adair and Rebelez. Sam R. Perry also served on this committee until his retirement from the Board in April 2013. All members of the Compensation Committee are independent under the rules of the NYSE (including the NYSE’s additional independence requirements for Compensation Committee members), Section 16 of the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code.

The Compensation Committee determines the Company’s stated general compensation philosophy and strategy; reviews and determines the compensation of senior management of the Company and its subsidiaries at certain levels, including establishing goals and objectives for the Co-Chief Executive Officers compensation, evaluating each Co-Chief Executive Officer’s performance in light thereof, and recommending their total compensation to the independent directors for their approval; establishes the annual bonus pool; administers the Company’s Section 162(m) bonus plan, retirement and other employee benefit plans and equity incentive plans; makes recommendations to the Board with respect to executive compensation, incentive compensation plans and equity-based plans; reviews and recommends to the Board non-employee director compensation; reviews and discusses with Company management the Compensation Discussion and Analysis and recommends to the Board that it be included in the annual proxy statement; and is responsible for the preparation of the Compensation Committee Report in the annual proxy statement. The Compensation Committee is authorized to employ its own independent compensation consultant and has retained Board Advisory, LLC as its independent compensation consultant. The Compensation Committee receives input and recommendations from the Co-Chief Executive Officers and other members of Company management on compensation matters more fully described in the Compensation Discussion and Analysis section of this Proxy Statement and delegates certain day-to-day administrative functions for implementation of its compensation decisions and programs to Company officers. The Compensation Committee held five physical meetings and three teleconference meetings in 2013.

The Compensation Committee has a written charter, which is reviewed annually and updated if necessary. A copy of this charter is available on the Company’s website by going to www.torchmarkcorp.com and clicking on the Investor Relations page. The committee charter is located under the Board of Directors heading. You may also obtain a printed copy of the committee charter at no charge by writing to the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

Compensation Committee Interlocks and Insider Participation—The Company has no compensation committee interlocks or insider participation as defined by Item 407(e)(4) of SEC Regulation S-K.

Governance and Nominating Committee—The Governance and Nominating Committee is currently comprised of Ms. Buchan (2013 Chairwoman), Mr. Boren and Mr. Lamar Smith. All members of the Governance and Nominating Committee are independent under the NYSE rules.

The Governance and Nominating Committee has the following duties and responsibilities: receiving and evaluating the names and qualifications of potential director candidates; identifying individuals qualified to become Board members consistent with criteria set by the Board and recommending to the Board director nominees; recommending the directors to be appointed to Board committees, the committee chairs and the Lead Director; developing and recommending to the Board a set of governance guidelines and codes of business conduct and ethics (Governance Guidelines) for the Company; monitoring and annually evaluating how effectively the Board and Company have implemented the Governance Guidelines; overseeing the development and monitoring the implementation of succession planning, both long term and emergency, for the Board, the Co-Chief Executive Officers and Company management; and overseeing evaluations of the performance of the Board and Co-Chief Executive Officers as coordinated by the Lead Director and monitoring the Co-Chief Executive Officers evaluations of senior Company management. The Governance and Nominating Committee held four physical meetings in 2013.

The Governance and Nominating Committee will receive, evaluate and consider the names and qualifications of any potential director candidates from all sources, including shareholders of the Company. Recommendations of potential director candidates and supporting material may be directed to the Governance and Nominating Committee in care of the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070. Additionally, any Company stockholder entitled to vote at a stockholders meeting in which election of directors will be considered may use the director nomination procedures contained in Article III, Section 2 of the Company’s By-Laws, which are described on page 25 of this Proxy Statement under Procedures for Director Nominations by Stockholders.

The Governance and Nominating Committee has a written charter, which is reviewed annually and updated if necessary. A copy of this charter is available on the Company’s website by going to www.torchmarkcorp.com and clicking on the Investor Relations page. The committee charter is located under the Board of Directors heading. You may also obtain a printed copy of the committee charter at no charge by writing to the office of the Corporate Secretary at the address set out above.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee, with input from its independent compensation consultant, has reviewed an inventory of the Company’s compensation programs, plans and practices for all of its employees as they relate to risk management and risk-taking initiatives to ascertain if they serve to incent risks which are “reasonably likely to have a material adverse effect” on the Company. As a result of this process, the Compensation Committee concluded and informed the Board that any risks arising from these programs, plans and practices are not reasonably likely to have a material adverse effect on the Company.

In connection with its evaluation of risks which may rise to the level of impacting the Company’s financial statements and financial reporting, the Audit Committee has also considered the Company’s employee compensation programs, plans and practices as they may serve to incent risk-taking behavior impacting the Company’s financial statements and financial reporting. In the course of this examination, the Audit Committee has ascertained no compensation risks which would rise to the level of materially adversely impacting the Company’s financial statements and financial reporting.

Succession Planning

The Board is responsible for the succession planning process for both the Chief Executive Officer position and directors. The Board reviews and regularly discusses with the Co-Chief Executive Officers potential candidates which the Co-Chief Executive Officers have identified from among senior management as possible successors for the Chief Executive Officer position. The Board and the Co-Chief Executive Officers also have the authority to examine persons outside of the Company organization as a part of the process to ultimately select a successor to a Chief Executive Officer. The Board may determine to employ outside professionals including consultants or search firms to assist in the Chief Executive Officer succession planning process. Candidates to succeed a Chief Executive Officer upon his retirement as well as in the event of any emergency involving, or the incapacity of, a Chief Executive Officer are considered and after discussion at the Board level, a successor to the Chief Executive Officer is determined. A written Emergency CEO Succession Plan has been developed, approved by the Board and is currently in place. A similar process is followed by the Co-Chief Executive Officers, consulting with senior management, to identify successors to the Co-Chief Executive Officers’ direct reports (Chief Financial Officer, Chief Administrative Officer, Chief Investment Officer, Chief Actuary, Chief Legal Officer and the heads of the principal insurance subsidiaries). These potential successors are discussed with the Board and the Board’s concurrence is obtained on the designated successors. A more formalized structure for identifying immediate and long-term successors for key personnel at all levels of the Company and its subsidiaries has been established in the form of a written Company-wide long term succession plan and implemented. Both the Emergency CEO Succession Plan and the Company-wide long term succession plan are reviewed at least annually by the Governance and Nominating Committee and discussed by the full Board in executive session.

Succession planning for directors is a principal focus of the Governance and Nominating Committee as well as the full Board. Using the standards for director independence set forth by the NYSE and the additional categorical standards adopted by the Board, the director qualification standards in the Corporate Governance Guidelines, and the Board-adopted statements on Qualifications of Directors and Procedures for Identifying and Evaluating Director Candidates, all of which are set forth in this Proxy Statement, as the basis for beginning the director succession process, the Governance and Nominating Committee and Board conduct extensive discussions regarding the qualities and characteristics to be sought in a successor to a retiring director or in a nominee to fill a newly created directorship. They evaluate potential director candidates from all sources, including shareholders and other security holders of the Company, working to develop a broad-based, inclusive pool of candidates and may employ consultants or professional director search firms to assist them in the process. After compiling a list of such potential director candidates, led by the Lead Director, members of the Board, including independent directors, the Co-Chief Executive Officers and the Lead Director, meet with these candidates and make recommendations for successor directors to the Governance and Nominating Committee and the full Board for decision.

Director Qualification Standards

The Company’s Corporate Governance Guidelines discuss the following director qualification standards:

1.	Board Membership Criteria, including independence, limits on the number of boards on which a director serves, a former chief executive officer’s Board membership and directors who change their present job responsibilities;

2.	Size of the Board;

3.	Term Limits;

4.	Retirement Policy; and

5.	Selection of the Chairman of the Board.

Additionally, the Governance and Nominating Committee and the Board of the Company has adopted a statement on Qualifications of Directors containing factors which should at a minimum be considered in the nomination or appointment of Board members.

More detail regarding these director qualification standards can be found in the Corporate Governance Guidelines by going to the Company’s website at www.torchmarkcorp.com and clicking on the Investor Relations page. The Guidelines and the Director Qualification Standards are located under the Corporate Governance and Board of Directors headings, respectively. Printed copies of the Guidelines as well as the Director Qualification Standards may be obtained at no charge by writing to the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

One of the factors considered by the Board in the nomination or appointment of members of the Board, as set out in the Board-adopted Director Qualification Standards, deals with diversity. The Company does not have representational directors; the director nomination and selection process involves consideration of the Board as a collective group. The Board as an entirety should reflect appropriate diversity, and such diversity encompasses a wide range of personal and professional experiences, backgrounds, skill sets, age, gender, race, national origin and other demographic characteristics. The Governance and Nominating Committee has the primary responsibility to see that this and all of the other Qualifications of Directors are implemented. As a part of the annual self evaluation process, one of a number of factors that the Board and the Nominating and Governance Committee consider is whether the Board as a whole reflects appropriate diversity. In its process to evaluate potential director nominees, the Governance and Nominating Committee also examines broadly defined diversity in determining and recommending director candidates.

Director Identification and Evaluation Procedures

The Governance and Nominating Committee and the Board of the Company utilize the following procedures for identifying and evaluating director candidates:

Procedures for Identifying and Evaluating Director Candidates

1.	The Board identifies the need (a) to add a new Board member meeting certain criteria or (b) to fill a vacancy on the Board.

2.	The Governance and Nominating Committee initiates a search, working with Company staff support and seeking input from other Board members and senior Company management. The Governance and Nominating Committee may also engage a professional search firm or other consultants to assist in identifying director candidates if necessary.

3.	Candidates that will satisfy any specified criteria and otherwise qualify for membership on the Board are identified and presented to the Governance and Nominating Committee.

4.	The Lead Director, the Co-CEOs and at least one member of the Governance and Nominating Committee will interview prospective candidate(s).

5.	The Governance and Nominating Committee meets to consider and approve final candidate.

6.	The Governance and Nominating Committee seeks full Board endorsement of selected candidate.

7.	In making its selection, the Governance and Nominating Committee will evaluate candidates proposed by shareholders under criteria similar to those used for the evaluation of other candidates.

Procedures for Director Nominations by Stockholders

Article III, Section 2 of the Company’s By-Laws provides for procedures pursuant to which Company stockholders may nominate candidates for election as a director of the Company. To provide timely notice of a director nomination for an annual meeting of stockholders, the stockholder’s notice must be received at the principal offices of the Company (3700 South Stonebridge Drive, McKinney, Texas 75070) not later than the close of business on the 75th day or earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting and must contain the information specified in our By-Laws.

You may find the Company’s By-Laws by going to the Company’s website at www.torchmarkcorp.com and clicking on the Investor Relations page. The Company By-Laws are located under the Corporate Governance heading. Printed copies of the By-Laws may also be obtained at no charge by writing to the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

Board and Annual Shareholder Meeting Attendance

During 2013, the Board held four physical meetings and one teleconference meeting. In 2013, all of the directors attended at least 75% of the meetings of the Board and the committees on which they served. The Board also acted four times by unanimous written consent.

The Company has a long standing policy that the members of its Board be present at the Annual Meeting of Stockholders, unless they have an emergency, illness or an unavoidable conflict. At the April 25, 2013 Annual Meeting of Stockholders, all directors were present.

Sustainable Business Practices

The Company’s Board and its management recognize the importance of sustainability and believe we have a responsibility to utilize natural resources as efficiently as possible. A variety of conservation initiatives have been implemented through upgrades to our home office facilities, information technology systems and a general focus on increasing employee awareness. Sound sustainability practices are an important component of both good corporate citizenship and sound fiscal management.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company’s financial performance during 2013 was very similar to the prior year. Consistent with our pay for performance philosophy, the Compensation Committee reflected this performance in compensation awards to the Company’s officers. Continuing named executive officer salaries were increased an average of 3.9% and annual cash bonuses earned increased by 27% from the prior year. However, excluding the Co-CEOs whose awards reflected a full year in that position, other NEO bonuses were flat. The long-term incentive awards made in early 2014, based on 2013 performance, decreased 7% from 2013 on a share equivalent basis1.

Compensation Philosophy

The Company’s executive compensation philosophy is consistent with our business philosophy. Our compensation philosophy emphasizes and rewards consistent, steady growth in earnings per share, underwriting income per share and return on equity, which we believe provides long-term value to our shareholders and therefore aligns management’s interests with our shareholders’ interests. Our compensation philosophy also considers competitive remuneration practices in the insurance and financial services sector as we seek to attract, motivate, reward and retain our key executives at both the holding company and subsidiary levels. Our philosophy has historically resulted in executive compensation at the Company which generally emphasizes equity and equity-linked compensation while placing less emphasis on cash compensation.

Roles in Compensation Decisions

The Compensation Committee of our Board is responsible for determining the compensation of our senior executives at the Company and its subsidiaries in accordance with our stated compensation philosophy and strategy. With certain input from the Co-CEOs and other members of senior management and the assistance of its independent compensation consultant, the Compensation Committee sets the total compensation in various forms that our named executive officers (the Co-CEOs, Chief Financial Officer (CFO) and the other executives listed in the compensation tables in this Proxy Statement, collectively, the NEOs) receive. The Compensation Committee ensures that the mix of compensation among these various elements is appropriately balanced and also considers the retirement and other benefits available to our NEOs in order to ensure that their compensation is fair, reasonable and competitive. Our mix of pay elements is based on the principle that the Company’s business is inherently long-term in nature and not generally subject to dramatic year over year variances in performance. Accordingly, our pay plans emphasize long-term equity accumulation (e.g., option grants), longevity (e.g., pension), consistent financial performance (e.g., performance shares2) and stability (e.g., restricted stock grants).

Company management, including our Co-CEOs, CFO, General Counsel and the Vice President and Director of Human Resources, support the Compensation Committee, attend portions of its meetings at its request, make recommendations to the Compensation Committee and perform various day-to-day administrative functions on behalf of the Compensation Committee in connection with our cash and equity compensation programs and plans. Specifically, our Co-CEOs provide input to assess the effectiveness of the existing compensation philosophy and programs, assist in the design of new compensation programs and the modification of existing programs and make specific recommendations regarding the potential bonus awards and the amount and mix of the cash and equity compensation to be paid to certain levels of officers, including all NEOs except themselves.

1	We define share equivalents as the number of options divided by 3.1 (as specified in the proposed amendment to the Torchmark Corporation 2011 Incentive Plan) plus the number of performance shares plus the number of restricted shares times 1.25 (to reflect the relative risk of performance-based vesting versus time-based vesting).
2	We define performance share unit awards as performance shares for the purposes of this discussion.

The Compensation Committee has the authority to employ outside advisors, experts and other professionals to assist it. During 2013, the Compensenation Committee retained Board Advisory, LLC, an independent compensation consulting firm. Neither Board Advisory nor any of its affiliates provides any consulting services to the Company. In 2013, at the request of the Compensation Committee, Board Advisory made recommendations regarding compensation for Board leadership; conducted a review of the competitiveness of the total cash and equity-based compensation paid to the Co-CEOs and the other NEOs; made recommendations regarding compensation increases for the NEOs; and provided certain special reports and analyses requested by the Compensation Committee, such as a discussion of proxy advisory service policies and recommended practices with respect to executive compensation, the terms of a new 162(m) bonus plan and recommendations regarding long-term incentive grant guidelines.

Setting Executive Compensation

The Compensation Committee considers market compensation comparisons as it determines the elements, appropriate levels and mix of compensation to be paid to the executive officers in order to retain the insurance executives necessary to the successful operation of the Company. The Compensation Committee does not operate with rigid standards for the level and mix of the compensation elements it awards. Rather, it works using this market analysis and other inputs from Company management and its compensation consultant. As mentioned, the historic emphasis and conscious design of the Company’s compensation philosophy has been to deliver a large portion of pay in a variable format as long-term incentive awards, typically in the form of stock options and performance share awards, rather than through primarily annual cash bonuses.

During 2013, the Compensation Committee conducted a fundamental review of the composition of the peer group, considering such factors as labor market competitors, capital competitors (companies considered peers by stock analysts), market competitors, peers of existing peers, peers utilized for strategic planning and peers used by proxy advisory firms. In considering a peer group the Compensation Committee was mindful of the effect of company scope on executive pay. Since the Company’s business model does not place much emphasis on capital accumulation products (e.g., annuities) that produce significant investment income (as a percentage of revenue), the committee decided that the most relevant comparison of size was based on Total Policy Income, which largely reflects premiums and fees. Enterprise Value1 was used as a secondary measure of size. As a result of the review, the committee decided not to make any changes in the peer group. The peer group is shown in the following table:

Company Name	Ticker	2012 Total Policy Income ($) (amounts in millions)	Total Enterprise Value at 12-31-12 ($) (amounts in millions)
Unum Group	UNM	7,716	8,760
Assurant, Inc	AIZ	7,237	2,793
Lincoln National Corporation	LNC	6,196	8,439
Genworth Financial, Inc.	GNW	5,057	10,062
Principal Financial Group, Inc.	PFG	3,751	7,557
CNO Financial Group Inc.	CNO	2,755	4,906
StanCorp Financial Group, Inc.	SFG	2,178	2,021
American National Insurance Company	ANAT	1,903	1,705
Protective Life Corporation	PL	1,468	4,540
Symetra Financial Corporation	SYA	724	1,864
Primerica, Inc.	PRI	604	1,954

75th Percentile		5,627	7,998
Median		2,755	4,540
25th Percentile		1,686	1,987

Torchmark Corporation	TMK	2,856	6,116

[1]	Enterprise Value is market capitalization of common equity plus book value of debt minus cash.

Part of the Compensation Committee’s process of structuring and setting executive compensation includes conducting annually, with the assistance of its consultant, a detailed pay and performance analysis of compensation for the Company’s executive officers relative to the pay and performance of executives occupying similar positions in its peer group. The results of these analyses, including the analyses done in 2013 for 2010 to 2012 performance, show that the Company’s financial performance during this three-year period (which includes various metrics) as measured for compensation purposes was generally above median versus the peer group and that total compensation levels as compared to the Company’s peer group are consistent with this performance and the officer’s tenure.

For 2012, the cash compensation (salary plus annual bonus) paid to the Co-CEOs was at about the 28th percentile of the peer group’s cash compensation. The Company’s net income and net income per share grew at about the same rate as the peer group while return on equity was the highest in the peer group. Long-term incentive awards were benchmarked on a grant basis, using expected values (i.e., similar to the values shown in a Summary Compensation Table). This analysis showed that long-term awards were generally above market, reflecting the Company’s strong stock price (a primary driver of expected value) and emphasis on long-term compensation.

The pay for performance relationship was further examined by looking at realizable pay for the CEO versus total shareholder return for the period 2010 to 2012. This is shown in the graph below — “Pay for Performance”. The horizontal axis of the graph is the percentile ranking of total shareholder return for 2010 to 2012. The vertical axis of the graph is the percentile ranking of realizable pay earned for 2010 to 2012. Realizable pay is defined as cash payments received (e.g., salary, bonuses, etc.) plus pension value increases and the value of “other” compensation plus realized value of options exercised or shares that vest plus the change in unrealized value of all outstanding equity awards. In contrast to the information reported in the Summary Compensation Table, which for stock awards reflects the grant date fair value of the award, we believe that realizable pay provides a better picture of the amounts actually earned. The graph shows that although the Company’s realizable compensation of the Co-CEOs was at the 85th percentile, total shareholder return (TSR) performance was at the 94th percentile of the peer group. A company’s placement on the graph will vary with the incidence of TSR and realizable pay. However, the Company’s position is within a “normal” range (+/- 25%) where pay is consistent with performance.

Assessment of 2013 Advisory Vote on Executive Compensation

The Company’s conducted a non-binding, advisory stockholder vote on executive compensation as disclosed in the 2013 Proxy Statement (known as a “Say-on-Pay” vote) at its Annual Meeting held on April 25, 2013. At that meeting stockholders who cast votes overwhelmingly approved, on an advisory basis, the executive compensation disclosed in the 2013 Proxy Statement (97.5%). The Company has considered the results of the “Say-on-Pay” vote in determining its compensation policies and decisions. Company management evaluated the support levels in these advisory votes in making its recommendations to the Compensation Committee regarding 2014 salaries, 2013 bonus decisions and equity awards to the NEOs following a “pay for performance” model.

The Compensation Committee also reviewed these 2013 voting results and took them into consideration in fixing the compensation levels for the NEOs other than the Co-CEOs in 2014 and in making its recommendations to the full Board regarding Co-CEO compensation in 2014.

Elements of Compensation

The total compensation package for all executives at the Company and its subsidiaries, including the NEOs, consists of multiple elements. Some of these elements focus on compensation paid during the executive’s active working career while others focus on compensation and benefits paid on or related to retirement. Executives may also receive certain limited perquisites and personal benefits. The elements included in compensation available to executives during fiscal year 2013 included:

•	Base salaries;

•	Cash bonuses;

•	Long-term equity incentives in the form of stock options, performance shares and restricted shares;

•	Retirement and other benefits; and

•	Perquisites and personal benefits.

Base Salaries

The Compensation Committee fixes (or, in the case of a Co-CEO, recommends to the Board) base salaries for our NEOs. Factors considered included competitive pay ranges, the officer’s time in the position, pay relative to organizational peers and individual performance. Effective January 24, 2014, the Compensation Committee or the Board increased salaries for the NEOs with the exclusion of Mr. Coleman and Mr. Hutchison (whose increases were effective February 24, 2014) as shown in the table below:

	2013 Salary	2014 Salary	% Increase
Gary Coleman	800,000	825,000	3.1%
Larry Hutchison	800,000	825,000	3.1%
Frank Svoboda	420,000	450,000	7.1%
Vern Herbel	500,000	510,000	2.0%
Roger Smith	530,000	570,000	7.5%
Charles Hudson	457,000	465,000	1.8%

Annual Cash Bonuses

Annual cash bonuses are a key component of our executive compensation program. To ensure the tax deductibility of bonuses paid to executives, we have an annual Management Incentive Plan (Section 162(m) Plan), under which we may pay annual cash bonuses to the Co-CEOs and the other NEOs. Criteria set by the Compensation Committee under this plan stipulate that net operating income per share must increase by 2% from the prior year for any bonuses to be payable and that, in such case, a bonus pool equal to 3.0% of pre-tax operating income will be established. For 2013, this pool was $23,664,000. Per the terms of the 162(m) Plan, the bonus payable to the each of the Co-CEOs cannot exceed 30% of the pool ($7.099 million for 2013) and the bonus paid to each of the other covered employees (as defined in Section 162(m) of the Code) cannot exceed 10% of the pool ($2.366 million for 2013). The Compensation Committee is also authorized to pay discretionary bonuses to executives outside of the Section 162(m) Plan, which may or may not be tax deductible.

As noted, the Section 162(m) Plan establishes an upper limit for bonuses to covered employees to ensure tax deductibility. The actual bonuses paid are developed using an annual incentive plan framework that determines an initial award, subject to adjustment as the Compensation Committee deems appropriate. For 2013, the Compensation Committee established the annual incentive plan framework tied to three metrics, assigning 40%

weight to earnings per share (EPS) growth (ranging from 3% to 12%); 30% weight to underwriting income growth (ranging from 0% to 11%); and 30% weight to return on equity (ROE) (ranging from 13.5% to 16.5%), subject to the exercise of negative discretion on the part of the Compensation Committee to further adjust the bonuses based upon consideration of subjective factors.

For 2013, EPS grew 10.0%, underwriting income grew 10.5% and ROE was 15.5%, yielding a total framework bonus amount of $1.786 million for Mr. Coleman and Mr. Hutchison and a total of $2.083 million for the other NEOs, or about 159.4% of the target bonus amount. This is shown in the following table. The bonuses for Messrs. Herbel, Smith, Svoboda and Hudson were determined based on recommendations of the Co-CEOs. The bonuses shown for Mr. Coleman and Mr. Hutchison were recommended by the Compensation Committee and approved by the independent members of the Board. The Compensation Committee approved the other bonuses.

	Target Bonus as a % of Salary	Target Bonus Amount[1]	Framework Bonus[2]	Maximum Bonus Amount Payable[3]	Actual Bonus Paid
Gary Coleman	140%	1,120,000	1,786,000	7,099,000	1,600,000
Larry Hutchison	140%	1,120,000	1,786,000	7,099,000	1,600,000
Vern Herbel	80%	400,000	638,000	2,366,000	500,000
Roger Smith	80%	424,000	676,000	2,366,000	475,000
Charles Hudson	55%	251,350	401,000	2,366,000	300,000
Frank Svoboda	55%	231,000	368,000	2,366,000	200,000

[1]	Reflects target bonus amount based on targeted EPS growth, underwriting income growth and ROE in 2012. The degree to which these objective criteria were achieved, along with subjective criteria considered by the committee, were used in determining (or, in the case of the CEO, recommending to the independent members of the Board) the amount by which the maximum bonus amount payable to each participating NEO would be reduced. The threshold bonus amount is equal to half the target. The maximum bonus is equal to the lesser of twice the target or the amount allowed by the Section 162(m) Plan.
[2]	Bonus earned based on the 2013 performance framework, before Compensation Committee discretion. Equal to 159.4% of Target Bonus.
[3]	Compensation Committee allocation of Maximum Bonus payable under the 162(m) Plan.

Long-Term Equity Incentives

The principal vehicle we use to distribute long-term incentive compensation to our Company and subsidiary executives, officers and key employees is stock options, which we first began awarding in 1984. Beginning in 2006, we used annual grants of time-vested restricted stock awards to certain senior executives for retention purposes as an incentive to work beyond the established early retirement age of 55. In 2012, we began granting performance shares, the vesting of which is directly tied to performance goals outlined in the Company’s strategic plan. In 2013, we expanded this practice by replacing all annual grants of restricted stock to executive officers (i.e., roughly the top 15 executives of the Company and its subsidiaries) with annual awards in the form of performance shares. These performance shares will be earned and issued following the end of 2015 based on the extent to which the Company achieves various performance goals established by the Compensation Committee: 40% weight to three year growth in EPS (ranging from 4% to 12%), 30% weight to growth in underwriting income (ranging from 0% to 8%) and 30% weight to average ROE over the period 2013 to 2015 (ranging from 14% to 16%). Starting in 2013, it is the Compensation Committee’s intention to only award time-vested restricted stock among these officers on a select basis where it is felt there is a need for further retention. In this case, these awards will utilize vesting after five years, with no partial vesting or vesting for early retirement.

The incentive plan under which stock options and restricted stock were awarded in 2013 was the Torchmark Corporation 2011 Incentive Plan (the 2011 Plan). The purposes of the 2011 Plan are to promote the success and enhance the value of the Company by linking the personal interests of employees, officers, directors and consultants of the Company and its subsidiaries to our shareholders and to provide these persons with an incentive for outstanding individual performance.

In making individual long-term incentive awards, we do not follow the common industry practice of determining a competitive annual grant value and then calculating a number of shares to be awarded based on that value. That approach produces the counterintuitive result of larger share grants when stock prices decline and smaller grants when prices increase. It also distorts the relative value of options versus full-value share awards (e.g., restricted stock and performance shares) during times of market turmoil. Instead it has been our practice to set award guidelines by position and keep those share levels relatively constant over a period of time. Individual awards are then made relative to the guidelines, reflecting the individual’s performance and retention needs. The awards made in 2013 were made using the grant guidelines that were developed in 2011, based on an analysis of peer grant practices, measured in terms of dilution rather than dollar value. This approach eliminates differences in stock performance between companies and was based on our longer-term assessment of the relative value of the various incentive vehicles utilized.

Based upon recommendations from the Co-CEOs, the Compensation Committee, as the administrator of the plan, selected, the NEOs (other than the Co-CEOs), other officers and key employees (a total of 135 persons) who received non-qualified stock option grants, restricted stock awards and/or performance share awards on February 27, 2013. In a February 27, 2013 meeting, the independent members of the Board acted upon the recommendation from the Compensation Committee and awarded Co-CEOs Gary Coleman and Larry Hutchison performance shares and non-qualified options with an exercise price equal to the market closing price on that date. In making the 2013 grants, the Compensation Committee considered the Co-CEOs’ recommendations for all persons other than themselves, individual performance and the Company’s succession planning and retention needs.

The 2011 Plan authorizes the Compensation Committee to set the performance metrics and goals for performance share awards as well as the restrictions on restricted shares and their vesting periods. The Compensation Committee also is charged with determining the type of stock options they award or recommend the time and conditions of exercise of options and the methods of acceptable payment to exercise stock options. All stock options are granted with exercise prices equal to the fair market value of the Company’s common stock, which is defined by the 2011 Plan as the NYSE market closing price on the grant date. The grant date for stock options, restricted share awards and performance share awards is the date of the Compensation Committee or Board meeting at which the Compensation Committee or the independent members of the Board review and determine the persons to receive options, restricted stock and/or performance shares and the number of option restricted shares and/or performance shares.

The Compensation Committee and the independent members of the Board do not time the grant of stock options, restricted shares or performance shares in consideration of the release of material non-public information, whether or not that information may favorably or unfavorably impact the price of Company common stock. The consideration and grant of equity incentive awards to participants in the 2011 Plan, whether in the form of options, restricted shares and/or performance shares, normally occurs during the window period of each year which opens following the release of the prior year’s reported earnings.

Stock Ownership/Retention Guidelines

We have had formal stock ownership guidelines that currently provide:

•	Any person serving as the CEO of the Company must acquire and hold shares of the Company stock with a market value equal to at least five times his annual salary;

•	The executive vice presidents of the Company must acquire and hold Company stock with a market value equal to at least three times their respective annual salaries;

•

The presidents/chief executive officers of the Company’s principal insurance subsidiaries must acquire and hold Company stock with a market value of at least two times their respective annual salaries;

•

Executive officers of the Company and its principal subsidiaries designated from time to time by the Governance and Nominating Committee must acquire and hold Company stock with a market value equal to their respective annual salaries (for example, the President and Chief Marketing Officer of American Income and the President of Globe, both principal insurance subsidiaries of the Company); and

•

Non-employee directors of the Company must acquire and hold Company stock with a market value equal to at least five times that portion of their respective annual retainers which may be paid in cash (Annual Cash Retainer).

All such directors, the Co-CEOs and the executive officers have a five-year period from the January 1, 2007 inception of these guidelines, their initial election as a director (if first elected after January 1, 2007) or their initial inclusion in the above-described categories of executive officers (the Initial Compliance Date) to attain the minimum ownership levels; provided, however, that non-employee directors serving on the Company Board on the July 1, 2010 effective date of an increase in their Annual Cash retainer have an additional three year period from their Initial Compliance Date to acquire the necessary additional shares to meet the applicable guideline. For purposes of meeting these stock ownership guidelines, common shares deemed owned, either directly or indirectly, for reporting purposes pursuant to Section 16(a) of the Securities Exchange Act of 1934, junior subordinated debentures of the Company, shares held in unitized stock funds in the Company’s thrift and 401(k) plans, time-vested restricted stock and restricted stock units are counted. Stock options and performance award shares are not counted toward attainment of the ownership guidelines.

Until the minimum ownership levels are attained within the requisite period, the director or executive cannot sell any shares owned outright, sell any restricted shares when vested other than those necessary to pay withholding taxes, or execute a “cashless” option exercise where more shares are sold than are necessary to pay the option exercise price and withholding taxes. The executive or director must retain all “profit shares” (the net shares remaining after payment of the option exercise price and taxes owed at the time of an option exercise, vesting of restricted stock or earnout of performance shares) until minimum ownership levels are met; provided, however, that in exceptional circumstances, upon obtaining an advance waiver of the guidelines from the Governance and Nominating Committee of the Board, profit shares may be sold.

We have no formal stock retention policy for shares derived from stock options or other equity grants after the stock ownership guidelines have been met. The Company believes the decisions as to when to exercise options and whether to retain stock should be each individual award recipient’s decision if that award recipient is in compliance with the stock ownership guidelines. Our insider trading policy prohibits executives from trading and/or writing put and call options and other derivative vehicles in order to hedge positions or speculate in Company stock.

Retirement and Other Benefits

Retirement benefits provided to executives consist of a defined benefit pension plan benefit, a group term life insurance benefit, additional life insurance under Retirement Life Insurance Agreements, post-employment health coverage and, in the case of certain executives, benefits under a supplemental executive retirement plan (SERP). While some of these retirement benefits are available to all eligible employees (e.g., pension plan benefit, group term life insurance and post-employment health coverage), other benefits are only available to designated executives when they retire (e.g., Retirement Life Insurance Agreements and benefits under the SERP). The Company has chosen to provide such benefits either broadly or to specific individuals to attract and retain employees and executives by enabling retirement savings and planning. The SERP was put in place to encourage executives at certain levels to continue to work past the Company’s established early retirement age of 55. Messrs. Coleman, Hutchison, Herbel, Smith, Svoboda and Hudson are among the 30 persons designated in 2013 by the Compensation Committee as participants in the SERP.

Savings Plans

Eligible executives and employees may choose to participate in the Torchmark Corporation Savings and Investment Plan (the Thrift Plan), a funded tax-qualified defined contribution plan. During 2006 and earlier years, they could elect to contribute a designated percentage up to 16% of their after-tax salary to the Thrift Plan and select an investment fund or funds from a menu offered by the plan. The Company would match on a 50% basis all employee contributions up to 6% of the employee’s salary. Investment vehicles included a unitized Company common stock fund and a broad spectrum of unaffiliated mutual funds.

Based upon the recommendations of the Compensation Committee as well as Company management, the Board of Directors approved a series of amendments to the Thrift Plan, effective January 1, 2007, which inserted provisions under Section 401(k) of the Code for pre-tax contributions commencing on that date. No additional after-tax contributions were permitted to the Thrift Plan after December 31, 2006. The Company matches the employee’s pre-tax contributions at 100% on the first 1% of salary and at 50% on the next 5% of salary up to a maximum annual match of $8,575. The employee may contribute up to the maximum amount allowed by the I.R.C annually (in 2013, $250,000) which is not matched by the Company, and if he or she is age 50 or older, the employee may make an annual “catch-up” contribution of up to an additional $5,500, which is also not subject to Company matching. These contributions can be directed to the same type of investment funds as previously available. Each of the NEOs participates in this plan.

Deferred Compensation Plan

The Company has historically provided a traditional unfunded, deferred compensation plan to certain eligible executive officers and directors who may elect to defer all or any part of their compensation into an interest-bearing memorandum deferred compensation account until they terminate their elections. Elections must indicate the payment commencement date and the method of distribution, either in a lump sum or equal monthly installments (not to exceed 120). Interest on the account is paid at a rate equal to the average yield for Corporate Aa bonds per Moody’s Bond Survey, less a .5% expense allowance. In 2008, this plan was amended to rename the plan the Torchmark Corporation Restated Deferred Compensation Plan, to provide that those persons newly eligible to participate in this plan must be officers of the Company eligible to participate in the SERP (which would currently include the Executive Chairman, the Co-CEOs and the other NEOs), and to provide that directors not already participating in the plan will not be eligible participants. None of the NEOs participates in this plan.

Retirement Life Insurance Agreements

The Company provides retirement life insurance benefit agreements to a closed group comprised of certain of its executives, including the NEOs, and certain executives of its subsidiary companies. These retirement life insurance benefit agreements replace an insurance payment program to that same group of executives which was terminated in 2001. The agreements provide a life insurance benefit to a participating executive effective upon the later of their 65th birthday or their retirement date with coverage equal to a designated percentage, which will vary, based upon the employee’s age at the nearest birthday to their date of retirement, from 65% at age 55 to 100% at ages 62 or over, of an amount equal to two times the employee’s salary and bonus in their final year of employment prior to retirement, less $5,000. Such insurance benefits, which are payable on the participating executive’s death, for certain executives may not exceed $1,995,000 and for other executives may not exceed $495,000. Each of the NEOs has a Retirement Life Insurance Agreement with a $1,995,000 maximum benefit.

Perquisites and Personal Benefits

We have chosen to offer only a very limited number of perquisites and personal benefits to our NEOs, including the personal use of Company aircraft, personal use of a Company pool vehicle, Company-paid country club and other club dues, personal use of Company-paid tickets to events where the most expensive tickets utilized in 2013 had a face price of $122 per ticket, costs associated with family members’ travel to Company meetings and holiday gifts. We have not incurred significant expense as a result of the usage of perquisites and personal benefits. The aggregate incremental cost of perquisites for 2013 exceeded $10,000 for four of the NEOs reflected in the Summary Compensation Table. Perquisite and other personal benefit disclosures are reviewed annually and approved by the Audit and/or the Compensation Committees.

Termination of Employment and Change in Control

All employees, including the NEOs, holding Company stock options have option grant agreements which provide for varying exercise periods after termination of employment depending on the circumstances of the termination (voluntary termination, involuntary termination without cause, early retirement at age 55 or older, early retirement at age 60 or older, normal retirement at age 65 or older, disability and death). Generally, currently outstanding stock options provide for post-termination exercise periods ranging from one month for voluntary terminations to the longer of the remaining option term or one year from the date of death in the case of the optionee’s death. Any unvested options immediately vest in full upon retirement at or after age 65, on disability or on death. Termination of employment for cause results in expiration of all options on the date of the termination notice.

Change in control provisions are contained in various Company plans applicable to executives as well as to all Company employees. Options granted under the Company’s 2005 Incentive Plan (2005 Plan), its 2007 Long-Term Compensation Plan (2007 Plan) and the 2011 Plan provide that such options become fully exercisable if the executive’s employment is terminated without cause or the executive resigns for good reason within one year (under 2005 Plan), or two years (under the 2007 Plan and the 2011 Plan) after the effective date of a change in control. The Section 162(m) Plan requires that the plan must be assumed by a successor to the Company and that bonus payouts accelerate if an executive is terminated without cause or the executive resigns for good reason following a change in control of the Company.

While our executives are subject to post-termination obligations for confidentiality pursuant to confidentiality agreements which they sign while employed, they are generally not subject to other restrictive covenants such as those dealing with non-solicitation or non-competition unless negotiated at the time of their departure. The post-termination confidentiality obligation does not relate to any compensation or benefits payable or to be payable upon certain triggering events.

The Company and its subsidiaries do not enter into employment contracts, severance agreements, salary continuation agreements or severance plans with executives or directors at the time of their employment or election, respectively. To the extent that executives negotiate oral or written severance arrangements or other post-termination payments for current cash compensation, benefits and perquisites and outstanding equity compensation (outside of the provisions of the applicable stock incentive plan), this is done on an individual basis at the time of their contemplated departure. Perquisites and other personal benefits are not extended on a post-termination basis.

Clawback Provisions

Bonuses paid to executives pursuant to the Section 162(m) Plan are subject to “clawback” provisions. If the Company’s financial results are materially restated, the Compensation Committee has the authority to determine whether and which executives will be required to forfeit the right to receive any future payments under the plan and/or to recapture prior payments they determine to have been inappropriately received by an executive.

Additionally, if the Company’s financial results are restated due to fraud or material noncompliance by the Company, as a result of misconduct, with any financial reporting requirements of the federal securities laws, any executive participating in the plan who the Compensation Committee determines participated in or was responsible for the fraud or material noncompliance causing the restatement must repay any amounts paid to him in excess of those that would have been paid under the restated results and forfeits the right to receive any future payments under the plan.

Awards made pursuant to the 2011 Plan may be recaptured by the Company on the occurrence of certain specified events if the Compensation Committee so specifies in the award certificate or grant agreement. Such specified events may include, but are not limited to, termination of employment for cause; violation of material Company policies; breach of noncompetition, confidentiality or other restrictive covenants that may apply to the award recipient; other conduct by the award recipient that is detrimental to the business or reputation of the Company or its subsidiaries; or a later determination that the vesting of, or amount realized from, a performance award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the award recipient caused or contributed to the material inaccuracy.

Tax and Accounting Implications of Compensation

As one of the factors considered in performing its duties, the Compensation Committee evaluates the anticipated tax treatment to the Company and its subsidiaries, as well as to the executives, of various payments and benefits. The deductibility of some types of compensation depends upon the timing of an executive’s vesting or exercise of previously-granted rights. Deductibility may also be affected by interpretations of and changes in tax laws such as Section 162(m) of the Code, which generally provides that the Company may not deduct compensation of more than $1,000,000 paid to certain executives. Compensation paid pursuant to the Section 162(m) Plan of the Company is intended to qualify as “performance-based compensation” which is not subject to the limits of Code Section 162(m). The Compensation Committee will not necessarily limit executive compensation to that paid under the Section 162(m) Plan or that is otherwise deductible under Section 162(m) of the Code. In 2013, all compensation paid by the Company and its subsidiaries was deductible in accordance with the provisions of Code Section 162(m).

The Company designs, awards and implements its non-qualified deferred compensation arrangements to fully comply with Code Section 409A and the accompanying regulations. We amended our non-qualified deferred compensation plans to comply with Section 409A, effective January 1, 2009.

Beginning on January 1, 2006, the Company began accounting for stock-based payments, including stock option grants and restricted share awards in accordance with the requirements of ASC 718, Compensation — Stock Compensation in the consolidated GAAP financial statements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Torchmark has reviewed and discussed the Compensation Disclosure and Analysis required by Item 402(b) of SEC Regulation S-K with Company management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Lloyd W. Newton, Chairman

Charles E. Adair

Darren M. Rebelez

February 25, 2014

The foregoing Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, or subject to Regulation 14A or the liabilities of Section 18 of the Securities Exchange Act of 1934.

Summary Compensation Table

The table below summarizes various categories of compensation earned in 2013 by the persons who served as the Company’s Co-Chief Executive Officers, its Chief Financial Officer and the three next most highly compensated executive officers of the Company. The six named executive officers had 2013 salaries and bonuses (as reflected in the Non-Equity Incentive Plan Compensation column below) in the aggregate which were 38.4% of their total compensation in 2013.

None of the executive officers listed in the table has a written or unwritten employment agreement or arrangement with the Company or any of its subsidiaries.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)(3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)		Total ($)
Gary L. Coleman,	2013	791,923	0	1,402,500	1,889,000	1,600,000	0	109,319	(6)	5,792,742
Co-Chief Executive Officer	2012	703,846	0	1,227,250	1,006,200	1,100,000	2,136,579	61,742	(6)	6,235,617
	2011	595,769	0	1,864,240	1,152,000	674,000	1,141,242	39,378	(6)	5,466,629

Larry M. Hutchison,	2013	791,923	0	1,402,500	1,889,000	1,600,000	0	27,165	(6)	5,711,038
Co-Chief Executive Officer	2012	703,846	0	1,227,250	1,006,200	1,100,000	1,738,220	16,543		5,792,059
	2011	594,231	0	1,864,240	1,152,000	674,000	1,075,842	14,739		5,375,052

Frank M. Svoboda	2013	417,692	0	336,600	755,600	200,000	56,432	29,162	(6)	1,795,486
Executive Vice President &	2012	376,154	180,000	68,235	510,840	0	265,106	21,382	(6)	1,421,717
Chief Financial Officer	2011	344,000	100,000	0	576,000	0	162,153	24,142	(6)	1,206,295

Vern D. Herbel	2013	499,231	0	981,750	661,150	500,000	52,081	24,690	(6)	2,718,902
Executive Vice President & Chief Administrative Officer	2012	488,077	0	416,610	774,000	525,000	1,129,984	21,048	(6)	3,354,719
	2011	463,846	0	399,480	1,036,800	522,000	742,147	38,058	(6)	3,202,331

Roger C. Smith	2013	525,769	0	785,400	1,133,400	475,000	384,142	15,238		3,318,949
Chief Executive Officer, American Income and President & Chief Executive Officer, Liberty	2012	471,923	0	651,260	928,800	500,000	766,959	16,335		3,335,277
	2011	433,846	0	466,060	1,152,000	400,000	479,212	4,028		2,935,146

Charles F. Hudson	2013	455,692	0	0	1,133,400	300,000	806	11,245		1,901,143
Chief Executive Officer of Globe; President of Globe until November 2013	2012	438,077	265,000	301,085	743,000	0	844,622	12,352		2,604,136
	2011	413,846	250,000	266,320	921,600	0	600,474	12,182		2,464,422

(1)	Amounts shown in this column for Messrs. Coleman, Hutchison, Svoboda, Herbel and Smith for 2013 are performance share awards valued based upon the probable outcome of the performance conditions as of the February 27, 2013 grant date, which were target levels on that date. The fair values of performance shares are calculated in accordance with ASC 718, Compensation—Stock Compensation (ASC 718), using the NYSE market closing price on the grant date of the performance share award. The fair values of such performance shares at maximum levels on the grant date were for Coleman ($2,805,000), Hutchison ($2,805,000), Svoboda ($673,200), Herbel ($561,000) and Smith ($1,570,800).

The amount shown for Mr. Herbel for 2013 also includes time-vested restricted stock ($701,250). The fair value of this restricted stock award is calculated in accordance with ASC 718, using the NYSE market closing price on the grant date of restricted stock.

(2)	Amounts shown in this column for Messrs. Svoboda, R. Smith and Hudson for 2012 and all amounts shown for each named executive officer for 2011 are time-vested restricted stock. The fair values of restricted stock awards are calculated in accordance with ASC 718, using the NYSE market closing price on the grant date of the stock.
(3)	Amounts shown in this column for Messrs. Coleman and Hutchison for 2012 are performance share awards valued based upon the probable outcome of the performance conditions as of the grant date, which were the target levels on their February 21, 2012 grant date. The fair values of performance shares are calculated in accordance with ASC 718, using the NYSE market closing price on the grant date of the performance share award. The fair values of such performance shares at maximum levels on the grant dates are Coleman ($2,454,500) and Hutchison ($2,454,500).
(4)	Assumptions used in calculating the aggregate grant date fair value in accordance with ASC 718 are set out in Footnote 1 to the Company’s audited financial statements contained in the Form 10-K for the fiscal year ended December 31, 2013.
(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings:

Executive	Year	Increase in Present Value Pension Plan ($)	Decrease in Present Value Pension Plan ($)	Increase in Present Value SERP ($)	Decrease in Present Value SERP ($)
Coleman	2013		(26,336)		(142,379)
	2012	296,897		1,839,682
	2011	220,192		921,050

Hutchison	2013		(28,637)		(70,719)
	2012	273,565		1,464,655
	2011	199,673		876,169

Svoboda	2013		(11,356)	67,788
	2012	134,815		130,291
	2011	87,905		74,248

Herbel	2013		(57,059)	109,140
	2012	248,295		881,689
	2011	172,361		569,786

R. Smith	2013	46,941		337,201
	2012	161,292		605,667
	2011	117,063		362,149

Hudson	2013		(56,425)	57,231
	2012	265,806		578,816
	2011	187,055		413,419

(6)	Includes the categories and quantified amounts (if required) of perquisites and personal benefits required to be reported by SEC Regulation S-K, Item 402 (c)(2)(ix) for executives in the years shown in the following table:

	Perquisites
Executive	Fitness Center Dues	Country Club Dues	Personal Use Company Aircraft(a)	Personal Use Company- Purchased Tickets	Personal Use Company Pool Vehicle	Holiday Gift	Subsidiary’s Sales Convention Expenses
Coleman			2013 ($86,596)	2013		2013
			2012 ($42,575)	2012		2012
			2011	2011		2011

Hutchison			2013			2013

Svoboda	2013	2013	2013	2013		2013
	2012	2012		2012	2012	2012
	2011	2011		2011	2011

Herbel		2013	2013	2013		2013
		2012		2012		2012
		2011	2011	2011		2011	2011

Messrs. Hudson and Mr. R. Smith had no reportable perquisites or personal benefits in 2013, 2012 or 2011. Mr. Hutchison had no reportable perquisites or personal benefits in 2012 or 2011.

(a)

The value of personal use of Company aircraft is calculated based on the actual variable costs incurred by the Company in providing such flights, net of federal and state tax benefits and the lost tax benefits to the Company attributable to such flights. The variable costs associated with such flights include fuel, maintenance of the planes, “dead head” flights, pilot travel expenses, on-board catering, landing and parking fees and other variable costs. Fixed costs, such as pilots’ salaries, are not included since they do not change with usage. Executives, their family members and invited guests occasionally fly on Company aircraft as additional passengers on business flights. In such cases, the aggregate incremental cost to the Company is the lost tax benefit to the Company attributable to the flight and is included in the calculation of the table above. Costs incurred by the Company in providing personal flights to executives are deductible for federal income tax purposes only to the extent that income is imputed to the executive for income tax purposes for the flights. Accordingly, a tax deduction for the costs associated with personal flights is not allowed to the extent that such costs exceed the imputed income to the executive.

2013 Grants of Plan-based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(5)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary L. Coleman	Options	2/27/13								100,000	56.10	1,889,000
	Performance Shares	2/27/13				12,500	25,000	50,000				1,402,500
	Annual Cash		560,000	1,120,000	2,240,000
Larry M. Hutchison	Options	2/27/13								100,000	56.10	1,889,000
	Performance Shares	2/27/13				12,500	25,000	50,000				1,402,500
	Annual Cash		560,000	1,120,000	2,240,000
Frank M. Svoboda	Options	2/27/13								40,000	56.10	755,600
	Performance Shares	2/27/13				3,000	6,000	12,000				336,600
	Annual Cash		115,800	231,000	462,000
Vern D. Herbel	Options	2/27/13								35,000	56.10	661,150
	Restricted Stock	2/27/13							12,500			701,250
	Performance Shares	2/21/13				2,500	5,000	10,000				280,500
	Annual Cash		200,000	400,000	800,000
Roger C. Smith	Options	2/27/13								60,000	56.10	1,133,400
	Performance Shares	2/27/13				7,000	14,000	28,000				785,400
	Annual Cash		212,000	424,000	848,000
Charles F. Hudson	Options	2/27/13								60,000	56.10	1,133,400
	Annual Cash		125,675	251,000	502,700

(1)	Estimated future payouts under non-equity incentive plan awards are calculated pursuant to the Company’s Section 162(m) Plan. This plan provides a single estimated bonus payout at the maximum level available to the participating executive if objectives are met, subject to the Compensation Committee’s discretion to reduce the amount pursuant to an incentive plan framework and subjective criteria as described on pages 30 and 31. On January 23, 2014, the Compensation Committee certified attainment of the bonus objectives for Messrs. Svoboda, Herbel, Smith and Hudson who were paid the bonuses shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table shortly thereafter. On February 25, 2014, the independent members of the Board approved the payment of the bonus as shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table to Messrs. Coleman and Hutchison based upon receipt of the Compensation Committee’s January 23, 2014 certification of attainment of their bonus objectives.
(2)	Performance shares awarded February 27, 2013 pursuant to the Company’s 2011 Plan and to be issued following completion of the three year performance period commencing January 1, 2013 and ending December 31, 2015 upon attainment of specified targets for cumulative earnings per share, underwriting income and average return on equity for the performance period.
(3)	Restricted shares awarded February 27, 2013 pursuant to the Company’s 2011 Plan vest 100% on the fifth anniversary of the award date, based upon continued employment. If the executive dies or retires at or after age 65 (a normal retirement), any remaining unvested restricted stock vests in full as of the date of death or retirement. If the executive’s employment terminates for any other reason during the restriction period, all unvested shares are forfeited, unless the Committee determines otherwise. Dividends are paid on both vested and unvested shares at the same rate as that received by all Company common stockholders.
(4)	Non-qualified stock options granted February 27, 2013 have a seven-year term and a grant price equal to the NYSE market closing price of Company common stock on the date awarded by the Compensation Committee. Such options vest as to 50% of the shares on the second anniversary of the grant date and as to the remaining 50% of the shares on the third anniversary of the grant date.

(5)	The values included in this column represent the grant date fair value of performance share awards, restricted stock and option awards computed in accordance with ASC 718. For restricted stock, this involves the use of NYSE market closing price on the grant date of the stock. The assumptions utilized for options are set out in Footnote 1 to the Company’s audited financial statements contained in the Form 10-K for the fiscal year ended December 31, 2013.

Outstanding Equity Awards at Fiscal Year-End 2013

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gary L. Coleman	2/27/13		100,000	[1]		56.1000	2/27/20
	1/23/12		65,000	[1]		45.4900	1/23/19
	4/28/11	37,500	37,500	[1]		44.3867	4/28/18
	2/25/10	75,000				30.8734	2/25/17
	2/26/08	75,000				41.7867	2/26/15

								2/27/13					50,000	[6]	3,907,500	[5]
								2/21/12					50,000	[7]	3,907,500	[5]
								4/28/11	37,200	[2]	2,907,180	[5]
								2/25/10	4,800	[3]	375,120	[5]
								2/26/09	2,400	[3]	187,560	[5]

Larry M. Hutchison	2/27/13		100,000	[1]		56.1000	2/27/20
	1/23/12		65,000	[1]		45.4900	1/23/19
	4/28/11	37,500	37,500	[1]		44.3867	4/28/18
	2/25/10	75,000				30.8734	2/25/17
	2/26/08	75,000				41.7867	2/26/15
								2/27/13					50,000	[6]	3,907,500	[5]
								2/21/12					50,000	[7]	3,907,500	[5]
								4/28/11	37,200	[2]	2,907,180	[5]
								2/25/10	4,800	[3]	375,120	[5]
								2/26/09	2,400	[3]	187,560	[5]

Frank M. Svoboda	2/27/13		40,000	[1]		56.1000	2/27/20
	1/23/12		33,000	[1]		45.4900	1/23/19
	4/28/11	18,750	18,750	[1]		44.3867	4/28/18
	2/25/10	37,500				30.8734	2/25/17
	2/26/09	37,500				15.6667	2/26/16
	2/26/08	27,000				41.7867	2/26/15
								2/27/13					12,000	[6]	937,800	[5]
								1/23/12	1,200	[3]	93,780	[5]

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Vern D. Herbel	2/27/13		35,000	[1]		56.1000	2/27/20
	1/23/12		50,000	[1]		45.4900	1/23/19
	4/28/11	33,750	33,750	[1]		44.3867	4/28/18
	2/25/10	67,500				30.8734	2/25/17
	2/26/09	67,500				15.6667	2/26/16
	2/26/08	33,000				41.7867	2/26/15
								2/27/13					10,000	[6]	781,500	[5]
								2/27/13	12,500	[4]	976,875	[4]
								2/12/12	1,600	[3]	125,040	[4]
								1/23/12	5,600	[3]	437,640	[4]
								4/28/11	5,400	[3]	422,100	[4]
								2/25/10	3,600	[3]	281,340	[4]
								2/26/09	1,800	[3]	140,670	[4]

Roger C. Smith[5]	2/27/13		60,000	[1]		56.1000	2/27/20
	1/23/12		60,000	[1]		45.4900	1/23/19
	4/28/11	37,500	37,500	[1]		44.3867	4/28/18
	2/25/10	71,148				30.8734	2/25/17
	2/26/09	44,452				15.6667	2/26/16
	2/26/08	27,865				41.7867	2/26/15
	12/13/04	30,000				37.4934	12/15/14
								2/27/13					28,000	[6]	2,188,200	[5]
								2/21/12	3,200	[3]	250,080	[4]
								1/23/12	8,000	[3]	625,200	[4]
								4/28/11	6,300	[3]	492,345	[4]
								2/25/10	4,500		351,675	[4]
								2/26/09	1,500		117,225	[4]

Charles F. Hudson	2/27/13		60,000	[1]		56.1000	2/27/20
	1/23/12		48,000	[1]		45.4900	1/23/19
	4/28/11	30,000	30,000	[1]		44.3867	4/28/18
	2/25/10	32,500				30.8734	2/25/17
								2/21/12	1,200	[3]	93,780	[4]
								1/23/12	4,000	[3]	312,600	[4]
								4/28/11	3,600	[3]	281,340	[4]
								2/25/10	2,400	[3]	187,560	[4]
								2/26/09	1,200	[3]	93,780	[4]

[1]	Stock options vest at the rate of 50% on second and third anniversaries of grant date, with a seven year term.
[2]

30,000 of these restricted shares vest 100% on fifth anniversary of grant date and 7,200 of these restricted shares vest at the rate of 20% per year over a five-year period commencing on the first anniversary of the grant date.

[3]	Restricted stock vests at the rate of 20% per year over a five-year period commencing on the first anniversary of grant date.
[4]	Calculated using 2013 year-end closing market price of $78.15 per share.

[5]

As a result of a 2010 divorce decree and accompanying qualified domestic relations order, Mr. Smith reports at December 31, 2013, a total of 312 unvested restricted shares forfeited in 2010 to his former spouse, which shares he continues to hold as constructive trustee on her behalf until the restricted shares vest. He held a total of 23,188 unvested restricted shares at fiscal year-end 2013 for his personal account.

[6]

Performance shares issued following the completion of a three-year performance period commencing January 1, 2013 and ending December 31, 2015, if at all, based upon the degree of satisfaction of three performance criteria. Shares shown reflect potential maximum awards.

[7]

Performance shares issued following the completion of a three year performance period commencing January 1, 2012 and ending December 31, 2014, if at all, based upon the degree of satisfaction of three performance criteria. Shares shown reflect potential maximum awards.

Option Exercises and Stock Vested

During Fiscal Year Ended December 31, 2013

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)(3)
Gary L. Coleman	120,000		4,266,750	9,000	511,488
Larry M. Hutchison	120,000		4,266,569	9,000	511,488
Frank M. Svoboda	21,750	(4)	525,069	300	16,332
Vern D. Herbel	108,000		2,566,751	8,700	490,410
Roger C. Smith	22,500		556,648	9,700	547,007
Charles F. Hudson	125,750	(5)	3,299,174	5,800	326,894

[1]

“Value Realized on Exercise” represents the difference between the fair value per share less brokerage commissions in broker-assisted “cashless” or “modified cashless” option exercises and the exercise price per share, multiplied by the number of shares underlying each option exercised.

[2]

“Value Realized on Vesting” represents the value of restricted shares calculated by multiplying the number of vested shares by the closing price of Company common stock on the NYSE on the vesting date or, if vesting occurred on a day upon which the NYSE was closed for trading, the preceding trading day.

[3]	Vesting Dates for Shares of Restricted Stock:

Executive	Jan. 23, 2013	Feb. 21, 2013	Feb. 25, 2013		Feb. 26, 2013		Apr. 28, 2013
G. Coleman			2,400 shares		4,200 shares		2,400 shares
L. Hutchison			2,400 shares		4,200 shares		2,400 shares
F. Svoboda	300 shares
V. Herbel	1,400 shares	400 shares	1,800 shares		3,300 shares		1,800 shares
R. Smith	2,000 shares	800 shares	2,250 shares	(a)	2,550 shares	(b)	2,100 shares
C. Hudson	1,000 shares	300 shares	1,200 shares		2,100 shares		1,200 shares
(a) 93 shares transferred to former spouse on vesting. (b) 469 shares and a fractional share payment transferred to former spouse on vesting.

[4]	Executive retained 4,981 shares in “modified cashless” option exercises.
[5]	Executive retained 17,277 shares in “modified cashless” option exercises.

Pension Benefits at December 31, 2013

The table below shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO under the Torchmark Corporation Pension Plan and the Torchmark Corporation Supplemental Executive Retirement Plan (effective January 1, 2007) (the SERP) determined using interest rates and mortality rate assumptions consistent with those used in the Company’s financial statements. No benefits are payable under the SERP to persons retiring prior to age 55.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Gary L. Coleman	Torchmark Corporation Pension Plan	32	1,431,180	0
	Torchmark Corporation Supplemental Executive Retirement Plan	32	4,854,129	0
Larry M. Hutchison	Torchmark Corporation Pension Plan	28	1,247,247	0
	Torchmark Corporation Supplemental Executive Retirement Plan	28	4,233,813	0
Frank M. Svoboda	Torchmark Corporation Pension Plan	10	419,820	0
	Torchmark Corporation Supplemental Executive Retirement Plan	10	393,331	0
Vern D. Herbel	Torchmark Corporation Pension Plan	27	979,766	0
	Torchmark Corporation Supplemental Executive Retirement Plan	27	2,726,006	0
Roger C. Smith	Torchmark Corporation Pension Plan	14	602,002	0
	Torchmark Corporation Supplemental Executive Retirement Plan	14	2,252,492	0
Charles F. Hudson	Torchmark Corporation Pension Plan	30	1,095,771	0
	Torchmark Corporation Supplemental Executive Retirement Plan	30	1,931,934	0

(1)	Present value of accumulated benefits is calculated using the December 31, 2013 FAS 87 disclosure assumptions as follows: (a) discount rate of 5.12%; (b) Optional Combined Tables for males and females based on the RP-2000 Mortality Table for males and females projected to 5 years after the valuation date using Scale AA; (c) the calculated present value at age 65 is discounted with interest only to the current age and (d) no pre-retirement mortality or termination assumed prior to age 65.

The Torchmark Corporation Pension Plan (the Pension Plan) is a non-contributory pension plan which covers all eligible employees at the Company and each of its subsidiaries except for American Income (which maintains a separate plan) and Family Heritage. Eligible employees must be 21 years of age or older and have one or more years of credited service. Benefits at age 65 under the Pension Plan will be determined based upon the calculation formulas applicable to employees of various participating employers prior to the January 1, 2004 merger of the pension plan of the Company and two pension plans of a subsidiary. The NEOs are subject to the former Torchmark Pension Plan formula, which determines benefits by multiplying the average of the participant’s earnings in the five consecutive years in which they were highest during the ten years before the participant’s retirement by a percentage equal to 1% for each of the participant’s first 40 years of credited service plus 2% for each year of credited service after the participant’s 45th birthday and then reducing that result by a Social Security offset and by other benefits from certain other plans of affiliates. Benefits under the Pension Plan vest 100% at five years. Upon the participant’s retirement, Pension Plan benefits are payable as an annuity or certain portions thereof may be paid in a lump sum.

If the participant retires between the ages of 55 and 64, the amount of the Pension Plan benefits is reduced so that if he retires at age 55, the participant will be entitled to 50% of the accrued benefits. Of the named executive officers, Messrs. Coleman, Hutchison, Herbel, Roger Smith and Hudson are eligible for early retirement benefits under the Pension Plan. It is not possible for a participant’s credited service under the Pension Plan to exceed his or her actual years of service with the Company and its subsidiaries.

Laws limit to a fixed amount per year the benefits that a qualified plan such as the Pension Plan can pay (in 2013, $205,000). Benefits that are actually paid under the Pension Plan are also based upon the covered compensation of the participant as defined by the Code (in 2013, $255,000), not on actual final average earnings of the participant.

After evaluation of the retirement benefits potentially payable to its executives relative to its peer companies, the Board of Directors, based upon a recommendation from the Compensation Committee, implemented a supplemental executive retirement plan, effective January 1, 2007. This non-qualified SERP is funded by a Rabbi trust and will pay a supplemental benefit to a participating executive upon retirement in the amount of that portion of the executive’s retirement benefit, calculated under the Pension Plan or a subsidiary’s pension plan using the formulas from the former Torchmark Pension Plan, which cannot be paid from the Pension Plan or a subsidiary’s pension plan because of the IRS limits requiring the pension calculation to be based on a much lower covered compensation figure and the fixed amount annual limit on qualified pension plan benefits. No benefits will be paid out under the SERP unless the participant is 55 years old and has at least ten years of service with the Company and/or its subsidiaries. Participants meeting these requirements will receive benefits which range from 15% of the benefit that they would have ultimately received on retirement at age 65 if they choose to retire at age 55 to 98% of the benefit that they would have ultimately received on retirement at age 65 if they choose to retire at age 64. Benefits will be paid in the form of an annuity selected by the participant. The Compensation Committee designated 30 executives of the Company and its subsidiaries, including each of the NEOs, to participate in the SERP on February 26, 2013.

Potential Payments upon Termination or Change-in-Control

The Company and its subsidiaries do not have employment contracts, severance agreements, salary continuation agreements or severance plans with the NEOs. Potential payments and benefits not generally available to all salaried employees may be made to the NEOs (1) upon termination of their employment in connection with stock options issued to them under the Company’s various incentive plans, (2) upon termination of employment in connection with restricted stock issued to them under the 2011 Plan and the 2007 Plan, (3) upon termination of employment in connection with performance shares awarded to them under the 2011 Plan; (4) at age 65 in the form of an insurance policy under a Retirement Life Insurance Benefit Agreement, and (5) upon termination of their employment in the executive’s chosen form of annuitized payment under the SERP. Additionally, in the case of a change in control of the Company, the stock options, restricted stock and performance shares held by the NEOs would be subject to vesting and those executive officers would have potential payments as a result.

For purposes of the following disclosures, the assumptions used in making the calculations are: (1) the triggering event (termination of employment, retirement, or change-in-control) occurred on December 31, 2013; (2) the per share price of Company stock is $78.15, which was the closing price of the stock on December 31, 2013; (3) the ages of the NEOs as of December 31, 2013 were Gary Coleman (age 60), Larry Hutchison (age 59), Frank Svoboda (age 52), Vern Herbel (age 56), Roger Smith (age 61) and Charles Hudson (age 57); and (4) the NEOs’ salaries and non-equity incentive plan compensation are what is reflected for them in the Summary Compensation Table.

Stock Options and Termination of Employment

Currently outstanding Company stock options provide that the options may be exercised for a period of time after termination of employment that varies with the circumstances of the termination:

(1)	on a voluntary termination—one month after termination of employment or the expiration of the stated term of the option, whichever is shorter;
(2)	on an involuntary termination without cause—three months after termination of employment or the expiration of the stated term of the option, whichever is shorter;
(3)	on an early retirement (defined to be at or after age 55)—three years from the date of retirement or the expiration of the stated term of the option whichever is shorter;
(4)	on retirement at or after age 60 (only for options granted on and after December 13, 2005)—five years from the date of retirement or the expiration of the stated term of the option whichever is shorter;
(5)	on a normal retirement (defined to be at or after age 65)—the remaining balance of the term of the option, and all options remaining unvested upon the exercise of the option vest in full on the retirement date;
(6)	on disability—the remaining balance of the term of the option, and all options remaining unvested immediately vest in full; and
(7)	on death—the remaining balance of the term of the option or one year from the date of death, whichever is longer, and all options remaining unvested at the date of death immediately vest in full.

If employment is terminated for cause, there is no post-termination exercise as all outstanding options are forfeited to the Company. “Cause” is defined by the 2011, 2007 and 2005 Plans as a reason for a plan participant’s termination of employment as that term may be defined in the employment, severance or similar agreement, if any, between the participant and the Company or a subsidiary. If there is no employment, severance or similar agreement and if the grant agreement does not define that term (which is the case for all awards currently outstanding under the 2011, 2007 and 2005 Plans), “cause” is defined as any of the following acts by the plan participant, as determined by the Compensation Committee or the Board of Directors: gross neglect of duty, prolonged absence from duty without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company. “Cause” is defined by the Torchmark Corporation 1998 Stock Incentive Plan (1998 Plan) as a plan participant’s willful misconduct or dishonesty, any of which is directly and materially harmful to the business or reputation of the Company or any subsidiary.

The table below sets out values for outstanding “in the money” stock options that would have been realized by the NEOs as of December 31, 2013 in the termination of employment situations discussed above. Only those termination of employment situations applicable to each individual NEO based upon the foregoing assumptions are shown.

Gary L. Coleman	Early Retirement — $13,133,140
Disability — $13,133,140
Death — $13,133,140

Larry M. Hutchison	Early Retirement — $13,133,140
Disability — $13,133,140
Death — $13,133,140

Frank M. Svoboda	Voluntary termination — $5,730,867
Involuntary termination without Cause — $6,269,757
Disability — $8,323,709
Death — $8,323,709

Vern D. Herbel	Early Retirement — $13,292,555
Disability — $13,292,555
Death — $13,292,555

Roger C. Smith	Early Retirement — $15,066,690
Disability — $15,066,690
Death — $15,066,690

Charles F. Hudson	Early Retirement — $6,452,968
Disability — $6,452,968
Death — $6,452,968

Restricted Stock and Termination of Employment

The Company’s currently outstanding restricted stock awards provide that if the executive’s employment with the Company or one of its subsidiaries terminates during the restriction period because of death or because of retirement at or after age 65, all then remaining unvested restricted shares vest in full on the date of death or retirement. If the executive’s employment terminates by reason of retirement at or after age 60, 75% of any then remaining unvested restricted stock which was originally awarded in 2006, 2008, 2009 and 2010 vests in full on the date of retirement. Certain restricted stock awarded in 2012 to Messrs. Svoboda, Herbel, Roger Smith and Hudson and in 2011 to Messrs. Coleman, Hutchison, Herbel, Hudson and Roger Smith provides that if their employment terminates by reason of retirement at or after age 60 any then remaining unvested restricted stock vests in designated percentages based upon age at retirement (Age 60 10%, Age 61 20%, Age 62 40%, Age 63 60%, Age 64 80% and Age 65 100%). Certain restricted stock awarded in 2013 to Mr. Herbel and in 2011 to Messrs. Coleman and Hutchison does not provide for any vesting based upon employment termination by retirement prior to age 65. Based upon an assumed employment termination date of December 31, 2013, the only value to be shown below for Messrs. Hutchison, Svoboda Herbel and Hudson is termination by death and for Messrs. Coleman and Roger Smith is termination by early retirement and termination by death.

Termination by Early Retirement
Gary L. Coleman	$478,278
Roger C. Smith	$625,200
Termination by Death
Gary L. Coleman	$3,469,860
Larry M. Hutchison	$3,469,860
Frank M. Svoboda	$93,780
Vern D. Herbel	$2,383,575
Roger C. Smith	$1,836,525
Charles F. Hudson	$969,060

Performance Shares and Termination of Employment

The Company’s currently outstanding performance share awards provide that if the executive’s employment terminates during the three year performance measurement period because of death or disability, the executive is deemed to have earned the target award without the application of any performance multiplier. Certain of the performance share awards provide for the payment of a prorated target level award upon confirmation of attainment of the performance objectives in the case of the executive’ early retirement based upon age at early retirement (Age 60 10% of target award, Age 61 20% of target award, Age 62 40% of target award, Age 63 60% of target award and Age 64 80% of target award). Based upon an assumed employment termination date of December 31, 2013, the only value to be shown for below for Messrs. Hutchison, Svoboda and Herbel is termination by death or disability and for Messrs. Coleman and Roger Smith is termination by early retirement and termination by death or disability.

Termination by Early Retirement
Gary L. Coleman	$390,750
Roger C. Smith	$218,820
Termination by Death or Disability
Gary L. Coleman	$3,907,500
Larry M. Hutchison	$3,907,500
Frank M. Svoboda	$468,900
Vern D. Herbel	$390,750
Roger C. Smith	$1,094,100

Retirement Life Insurance Agreements

The Company will provide a life insurance benefit to each of the NEOs during their respective lifetimes, effective upon the later of his 65th birthday or his retirement date, with coverage equal to the designated percentage shown below of an amount equal to two times the executive’s salary and bonus earned in his final year of employment prior to retirement, less $5,000; provided, however, that the insurance benefit will in no case exceed $1,995,000.

Employee’s Age Nearest Birthday at date of Retirement	Percentage of Benefit Amount
55	65%
56	70%
57	75%
58	80%
59	85%
60	90%
61	95%
62 or over	100%

Based upon an assumed retirement date of December 31, 2013, each executive would have the following life insurance coverage under his Retirement Life Insurance Agreement Messrs. Coleman and Hutchison, $1,995,000; Mr. Herbel $1,430,000; Mr. Roger Smith, $1,952,000 and Mr. Hudson $1,078,000. Each of them would be issued an insurance policy by a Company subsidiary with a face amount equal to his insurance coverage. Mr. Svoboda is not covered by a Retirement Life Insurance Agreement.

SERP

The Torchmark Corporation Supplemental Executive Retirement Plan became effective January 1, 2007. No benefits will be paid under this plan upon retirement unless the participant is 55 years old and has at least ten years of service with the Company or its subsidiaries. Assuming the NEOs retired on December 31, 2013, since Messrs. Hutchison, Coleman, Herbel, Roger Smith and Hudson were at least age 55 on that date, they would be entitled to receive benefits under the SERP. Mr. Svoboda, who was not age 55 on December 31, 2013, was not eligible to retire and would have no benefit. The annual benefits payable as of December 31, 2013 for these individuals are as follows:

Gary L. Coleman	$483,012
Larry M. Hutchison	$361,154
Vern D. Herbel	$77,446
Roger C. Smith	$232,538
Charles F. Hudson	$92,819

Change-in-Control—Stock Options, Restricted Stock and Performance Share Awards

The 2011 and 2007 Plans provide that (1) in case of a change in control where the new controlling person does not assume or equitably substitute stock options, restricted stock or performance shares, all outstanding options become fully exercisable, all time-based restricted stock vests and 100% of the target awards of performance shares are deemed earned and are paid out on a pro rata basis based upon the length of time within the performance period prior to the change in control and (2) in the case of a change in control where the new controlling person assumes or equitably substitutes stock options, restricted stock or performance shares, if a participant’s employment is terminated without cause or the participant terminates for good reason within two years after the effective date of the change in control, all outstanding options are fully exercisable, time-based restricted stock vests and 100% of the target awards of performance shares are deemed earned and are paid out on a pro rata basis based upon the length of time within the performance period prior to the date of termination.

The 2005 Plan provides that if a participant’s employment is terminated without cause or the participant resigns for good reason within one year after the effective date of a change in control, all outstanding options and unvested restricted stock issued under the plan become fully exercisable.

For purposes of the 2011 Plan, the 2007 Plan and the 2005 Plan, a “change in control” generally consists of any one of the following events:

(i)	An acquisition of 25% or more of the Company’s voting securities, but not including:

–	an acquisition by a person who on the plan’s effective date (April 28, 2011 for the 2011 Plan, April 26, 2007 for the 2007 Plan and April 28, 2005 for the 2005 Plan) was the beneficial owner of 25% or more the Company’s voting securities;

–	an acquisition of securities by or from the Company;

–	an acquisition of securities by a Company employee benefit plan; or

–	an acquisition of securities by a successor corporation pursuant to a transaction which complies with the exception to clause (iii) below.

(ii)	Individuals serving on the Company’s Board on the effective dates of the 2011 Plan, the 2007 Plan and the 2005 Plan cease to constitute a majority of the Board (with an exception for individuals whose election or nomination was approved by a majority of the then incumbent board, outside the context of an election contest).

(iii)	A reorganization, merger or consolidation of the Company, or a sale of all or substantially all of the Company’s assets, unless, following any such transaction:

–	all or substantially all of the Company’s shareholders prior to the transaction own more than 50% of the voting stock of the Company or its successor in substantially the same proportions as their ownership of the Company’s voting stock prior to the transaction; and

–	no person (excluding any successor corporation or any employee benefit plan of the Company or a successor corporation) acquires 25% or more of the voting securities of the Company or its successor as a result of the transaction, except to the extent that such ownership existed prior to the transaction, and

–	a majority of the members of the Board of the Company or its successor following the transaction were members of the Company’s Board prior to the transaction.

(iv)	The Company’s shareholders approve a complete liquidation or dissolution of the Company.

The 1998 Plan, under which named executives hold certain options, provides that on a change of control any stock options awarded under that plan which were not previously exercisable and vested become fully exercisable and vested. The value of all outstanding options under the 1998 Plan will be settled on the basis of the change of control price (defined as the highest price per share paid in any NYSE composite tape transaction at any time during the preceding 60 day period) as of the date the change of control occurs, in cash or in stock as determined in the discretion of the Compensation Committee.

For purposes of the 1998 Plan, a “change in control” generally consists of any one of the following events:

(i)	An acquisition of 20% or more of the Company’s voting securities (other than an acquisition by the Company or one its subsidiaries or employee benefit plans).

(ii)	The occurrence of a transaction or event relating to the Company that is required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act.

(iii)	When, during any two-year period, the members of the Company’s Board at the beginning of the period cease to constitute at least a majority of the Board (other than due to the death of a director), unless a director is elected or recommended by at least two-thirds of the directors at the beginning of the period.

(iv)	An acquisition of the Company by a third party, by merger, purchase of assets or otherwise, requiring stockholder approval.

Assuming that the change in control occurred on December 31, 2013, NEOs would have the following intrinsic option values under the 2011, 2007, 2005 and 1998 Plans:

Gary L. Coleman	$13,133,140
Larry M. Hutchison	$13,133,140
Frank M. Svoboda	$8,323,709
Vern D. Herbel	$13,292,555
Roger C. Smith	$15,066,690
Charles F. Hudson	$6,452,968

Assuming that the change in control occurred on December 31, 2013, the NEOs would have the values shown below for their unvested restricted stock granted under the 2011, 2007 and 2005 Plans:

Gary L. Coleman	$3,469,860
Larry M. Hutchison	$3,469,860
Frank M. Svoboda	$93,780
Vern D. Herbel	$2,383,575
Roger C. Smith	$1,836,525
Charles F. Hudson	$969,060

Assuming the change in control occurred on December 31, 2013, NEOs would have the values shown below for their unvested performance shares awarded under the 2011 Plan:

Gary L. Coleman	$3,907,500
Larry M. Hutchison	$3,907,500
Frank M. Svoboda	$468,900
Vern D. Herbel	$390,750
Roger C. Smith	$1,094,100

2013 Director Compensation

The table below summarizes the compensation paid by the Company to non-employee directors during the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Charles E. Adair	120,000	100,003	0	0	0	0	220,003
Marilyn A. Alexander	83,333	183,376					266,709
David L. Boren	90,000	100,003	0	0	0	0	190,003
Jane M. Buchan	10,000	190,021	0	0	0	0	200,021
Robert W. Ingram	100,000	100,003	0	0	0	0	200,003
Lloyd W. Newton	100,000	100,003	0	0	0	0	200,003
Mark S. McAndrew[3]	46,667	0	0	0	0	0	46,667
Sam R. Perry[4]	30,000	33,369	0	0	0	0	63,369
Wesley D. Protheroe[5]	0	183,206					183,206
Darren M. Rebelez	100,000	100,003	0	0	0	0	200,003
Lamar C. Smith	90,000	100,003	0	0	0	0	190,003
Paul J. Zucconi	127,500	100,003	0	0	0	0	227,503

[1]

The amounts presented in this column are computed in accordance with ASC 718 and represent the grant date fair values for 1,903 shares of restricted stock awarded to Messrs. Adair, Boren, Rebelez and Lamar Smith; 635 shares of restricted stock awarded to Mr. Perry; 1,903 restricted stock units (RSUs) awarded to each of Messrs. Ingram, Newton, and Zucconi and 3,616 RSUs awarded to Ms. Buchan, all awarded on January 2, 2013. The amounts shown in this column for Ms. Alexander and Mr. Protheroe represent grant date fair values of 1,783 restricted shares awarded to each of them upon their initial election to the Board on February 27, 2013 ($100,026) as well as 1,418 RSUs awarded to Ms. Alexander on March 11, 2013 ($83,350) and 1,421 RSUs awarded to Mr. Protheroe on March 18, 2013 ($83,180) pursuant to their timely elections with respect to 2013 director compensation required to be taken in the form of equity. All restricted shares and RSUs awarded to Mr. Protheroe in 2013 were forfeited to the Company upon his resignation from the Board. See Footnote 5 below.

[2]	Aggregate outstanding option awards at fiscal year end 2013:

Director	No. of Options
Charles E. Adair	42,163
Marilyn A. Alexander	0
David L. Boren	0
Jane M. Buchan	27,000
Robert W. Ingram	0
Mark S. McAndrew	395,007	[a]
Lloyd W. Newton	0
Sam R. Perry	45,000
Wesley D. Protheroe	0
Darren M. Rebelez	4,500
Lamar C. Smith	42,841
Paul J. Zucconi	9,000

[a]	332,500 options held directly by Mr. McAndrew and 62,507 options held as constructive trustee for former spouse pursuant to 2009 divorce decree and accompanying qualified domestic relations orders.

[3]

Mr. McAndrew served as an executive officer of the Company, but not a named executive officer, until his June 3, 2013 retirement. During this period, he received no compensation for service as a director but was compensated as an executive officer (total compensation of $1,802,776). Compensation for service as director, which commenced after his retirement as an executive officer, is reflected in the table.

[4]	Mr. Perry reached the designated retirement age for directors and retired from the Board on April 25, 2013.

[5]

Mr. Protheroe served on the Board from his February 27, 2013 election until his resignation from the Board on March 26,2013. He was paid no cash compensation for the period of his service as a director and the restricted stock and RSUs which had been awarded to him were automatically forfeited to the Company upon the date of his resignation from the Board.

Payments to Directors

In 2013, non-employee directors of the Company were compensated on the following basis:

(1) Cash Compensation—(a) Directors are paid $90,000 of their annual retainer in cash in quarterly installments unless a timely election is made under the non-employee director sub-plan of the 2011 Plan to receive an equivalent amount of market value stock options, restricted stock or RSUs or to defer the cash to an interest-bearing account under the terms of that sub-plan of the 2011 Plan; (b) The non-executive Chairman of the Board receives an additional $50,000 annual retainer in cash payable in quarterly installments (effective as of June 4, 2013, prorated for 2013); (c) The Lead Director receives an additional $30,000 annual retainer in cash, payable in quarterly installments; (d) Annual Board committee chair retainers, payable in quarterly installments in cash, are $22,500 for the Audit Committee Chair and $10,000 for each of the Chairs of the Compensation Committee and the Governance and Nominating Committee; and (e) All members of the Audit Committee (including the Chair) receive an additional annual Audit Committee Member Retainer of $10,000, payable quarterly; and

(2) Equity Compensation—Directors are paid $100,000 of their annual retainer in equity, either in the form of market value stock options, restricted stock or RSUs, based on the director’s timely election, with the equity issued on the first NYSE trading day of January of each calendar year valued at the NYSE market closing price of Company common stock on that date. If no timely election is made, the non-employee director receives his or her annual equity compensation in the form of $100,000 of market value stock options awarded on the first NYSE trading day of each year.

Directors do not receive meeting fees or fees for the execution of written consents in lieu of Board meetings or in lieu of Board committee meetings. They receive reimbursement for their travel and lodging expenses if they do not live in the area where a meeting is held.

Pursuant to the non-employee director sub-plan of the 2011 Plan, newly elected non-employee directors receive upon the date of their initial election to the Board $100,000 of restricted stock, valued at the market closing price of Company common stock on that date.

Non-employee directors receive very limited perquisites and other personal benefits, which may include holiday gifts and costs associated with spouses’ travel to Board meetings. In 2013, no non-employee director received perquisites with an aggregate incremental cost to the Company in excess of $10,000 or any other personal benefits.

Non-employee directors may currently elect to defer all or a designated portion of their cash-based annual director compensation into an interest-bearing account pursuant to a timely election made under the non-employee director sub-plan of the 2011 Plan. These accounts bear interest at non-preferential rates set from time to time by the Compensation Committee. The amounts in such accounts are paid to the director in a lump sum or equal monthly installments for up to 120 months as elected by the director with payments commencing on the earliest of (a) December 31 of the fifth year after the year for which the deferral was made, (b) the first business day of the fourth month after the director’s death or (c) the director’s termination as a non-employee director of the Company or any of its subsidiaries for a reason other than death. No non-employee director chose to defer any compensation pursuant to these provisions in 2013.

Directors who are employees of the Company or its subsidiaries receive no compensation for Board service.

Related Party Transaction Policy and Transactions

On October 25, 2006, the Board adopted a written policy statement with respect to related party transactions. This policy provides that a related party transaction may be consummated or may continue only if: (1) the disinterested members of the Board have approved or ratified the transaction in accordance with the guidelines in the policy and the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or (2) the transaction involves compensation approved by the Compensation Committee of the Board. In situations where a significant opportunity is presented to management or a member of the Board which might result in the diversion of a corporate opportunity for their personal gain, that Related Party (other than an otherwise unaffiliated 5% shareholder) must obtain the consent of the Board.

At their February 27, 2013 meeting, the disinterested members of the Board determined that there were no related party transactions to be reviewed under the Related Party Transaction Policy for 2013.

You may find the Related Party Transaction Policy by going to the Company’s website at www.torchmarkcorp.com and clicking on the Investor Relations page. The Policy is located under the Corporate Governance heading. Printed copies of the Related Party Transactions Policy may be obtained at no charge by writing to the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than ten percent of the Company’s common stock are required to report their initial ownership of the Company’s common stock and other equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission and the NYSE and to submit copies of these reports to the Company. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2013, all required Section 16(a) filings applicable to its executive officers, directors, and greater than ten percent beneficial owners were timely and correctly made except:

(1) One late Form 4 filing was made by each of Charles Hudson (shares surrendered to Company to pay withholding taxes on vested restricted stock), Wesley Protheroe (forfeiture of restricted stock to Company) and Douglas Gockel (cashless option exercise);

(2) One late Form 5 filing reporting two sales of shares from an issuer subsidiary’s stock purchase plan was made by Scott Smith; and

(3) Amended Form 4 filings were made to correct the number of options issued (one form) and to report transfer of indirectly held shares to direct ownership (one form) by Mark McAndrew; to correct the number of options remaining after exercise by Ben Lutek (one form); and to correct calculation errors in share balances by Glenn Williams (one form), Gary Coleman (one form), Jane Buchan (one form), and Doug Gockel (one form).

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is currently comprised of three directors, all of whom are presently independent as that term is defined in the rules of the New York Stock Exchange: Paul J. Zucconi, who currently serves as Committee Chairman; Robert W. Ingram, and Marilyn A. Alexander. All members of the Audit Committee, who served at any time during 2013, are financially literate as that qualification has been interpreted by the Company’s Board in its business judgment, and at least one member of the Audit Committee has accounting or related financial management expertise. In October 2003, the Board, after review and deliberation, determined that Paul J. Zucconi is the audit committee financial expert serving on the audit committee in accordance with the definition and qualifications for an audit committee financial expert set out in SEC Regulation S-K, Item 407(d)(5) and formally reaffirmed the same on February 25, 2014.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the Company’s consolidated financial reports, its internal financial and accounting controls, and its auditing, accounting and financial reporting processes generally. The Audit Committee has also historically evaluated the Company’s independent auditor. In 2013, it performed the annual evaluation of Deloitte & Touche LLP (Deloitte) utilizing the external auditor evaluation tool developed by the Center for Audit Quality and several other governance organizations.

In discharging its oversight responsibilities regarding the audit process, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2013 with Company management and Deloitte, the independent registered public accounting firm of the Company. The Audit Committee received the written disclosures and the letter from Deloitte required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, discussed with Deloitte any relationships which might impair that firm’s independence from management and the Company and satisfied itself as to the auditors’ independence. The Audit Committee discussed with Deloitte all matters required to be discussed by auditing standards generally accepted in the United States of America, including PCAOB Auditing Standard No.16, Communications with Audit Committees (as may be modified or amended).

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Paul J. Zucconi, Chairman

Robert W. Ingram

Marilyn A. Alexander

February 24, 2014

The foregoing Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees, including out-of-pocket expenses, billed to the Company for the fiscal years ended December 31, 2013 and 2012 by the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

	2013	2012
Audit Fees(a)	$3,084,650	$3,264,948
Audit Related Fees(b)	35,000	20,772

Tax Fees	0	0

All Other Fees	15,000	9,900

Total Fees	$3,134,650	$3,295,620

(a)	Fees for audit services billed in 2013 and 2012 consisted of:

(i)	Audit of Company’s annual financial statements and insurance subsidiaries’ statutory financial statements;
(ii)	Review of the Company’s quarterly financial statements; and
(iii)	Services related to Securities and Exchange Commission filings and regulatory matters.

(b)	Fees for assistance with Insurance Department examinations.

(c)	Fees for assistance in actuarial review services.

Pre-approval Policy for Accounting Fees

All audit and non-audit services performed by Deloitte in 2013 were pre-approved in accordance with the Policy Regarding the Approval of Audit and Non-Audit Services Provided by the Independent Auditor adopted by the Audit Committee at its April 23, 2003 meeting, as amended at its October 13-14, 2003 and April 27, 2011 meetings. The Policy requires that all services provided by Deloitte, both audit and non-audit, must be pre-approved by the Audit Committee or a Designated Member thereof except for certain de minimus exceptions. After discussions with Deloitte and Company management, the Audit Committee has determined that the provision of certain designated audit-related, tax and all other services do not impair the independence of Deloitte. The Policy describes the permitted audit, audit-related, tax and all other services (collectively, the Disclosure Categories) that Deloitte may perform. Pre-approvals of audit and non-audit services may be given at any time up to a year before commencement of the specific service.

A description of the services expected to be provided by Deloitte in each of the Disclosure Categories (a Service List) is presented to the Audit Committee annually for approval. Upon receipt of approval of these services by the Audit Committee or a Designated Member, the services are provided by Deloitte for the duration of the pre-approved period. Any requests for audit, audit-related, tax and other services not on the pre-approved Service List must be separately pre-approved by the Audit Committee or the Designated Member and cannot be commenced until such pre-approval is obtained. If the Designated Member pre-approves permitted services, a report of this specific pre-approval must be made to the Audit Committee at its next regularly scheduled meeting. The Chief Financial Officer or his designee may engage Deloitte to provide any permitted service if the expected fee does not exceed $50,000 after obtaining approval of the Chairman of the Audit Committee as the Designated Member. In order to engage Deloitte to provide any permitted services where the expected fee exceeds $50,000, a written proposal must be submitted to the Audit Committee or its Designated Member for approval. The Audit Committee may also periodically establish fee thresholds for pre-approved services.

At each regularly scheduled Audit Committee meeting, the Audit Committee reviews a summary of the services provided, including fees, a listing of new pre-approved services since the Audit Committee’s last meeting, a list of any de minimus services approved by the Chief Financial Officer and the Audit Committee Chairman and an updated projection for the current fiscal year of estimated annual fees to be paid to Deloitte.

PROCEDURAL MATTERS

Solicitation of Proxies

The Board of Torchmark Corporation (the Company) solicits your proxy for use at the 2014 annual meeting of stockholders and at any adjournment of the meeting. The annual meeting will be held at the Company Headquarters, 3700 South Stonebridge Drive, McKinney, Texas 75070 at 10:00 a.m., Central Daylight Time on Thursday, April 24, 2014. Gary L. Coleman and Larry M. Hutchison are named as proxies on the proxy/direction card. They have been designated as directors’ proxies by the Board.

If the enclosed proxy/direction card is returned, properly executed, in time for the meeting, your shares will be voted at the meeting. All proxies will be voted in accordance with the instructions set forth on the proxy/ direction card. If proxies are executed and returned which do not specify a vote on the proposals considered, those proxies will be voted FOR proposals 1, 2, 3 and 4. You have the right to revoke your proxy by giving written notice of revocation addressed to the Secretary of the Company at 3700 South Stonebridge Drive, McKinney, Texas 75070 at any time before the proxy is voted at the meeting.

The proxy/direction card is considered to be voting instructions furnished to the respective trustees of each of the Torchmark Corporation Savings and Investment Plan and the Liberty National Life Insurance Company 401(k) Plan with respect to shares allocated to individuals’ accounts under these plans. If the account information is the same, participants in one or more of the plans who are also shareholders of record will receive a single card representing all their shares. If a plan participant does not return a proxy/direction card to the Company, the trustees of any plan in which shares are allocated to the participant’s individual account will vote those shares in the same proportion as the total number of shares in that plan for which directions have been received.

Record Date, Voting Stock and Quorum

The record date fixed by the Board of Directors for the determination of stockholders entitled to notice of and to vote at the 2014 annual meeting is March 3, 2014 (the Record Date). At the close of business on the Record Date, there were 88,451,327 shares of the Company’s common stock outstanding and eligible to vote at the annual meeting. At the annual meeting, stockholders will be entitled to one vote for each share of common stock owned at the close of business on the Record Date. There is no cumulative voting of the common stock. Pursuant to a policy adopted by the Board, voting is confidential, with exceptions made to allow the Company to contact shareholders so as to reach quorum for meetings, in the event of a contested election and in the event comments are included on a proxy/direction card.

The presence at the 2014 annual meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum for consideration of the matters expected to be voted on at the meeting. Abstentions and broker non-votes will be included in the calculation of the number of the shares present at the meeting for the purposes of determining a quorum. “Broker non-votes” means shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and lacks the authority to vote the shares in its discretion. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting.

Required Vote on Proposals

Proposal 1 – Election of Directors: Under the Company’s By-Laws, a nominee will be elected to the Board of the Company at the 2014 annual meeting if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election, with abstentions not counting as votes “for” or “against.” If you do not instruct your broker how to vote with respect to this item, your broker is not permitted to vote your shares with respect to the election of directors. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

An uncontested incumbent director is required to submit a contingent letter of resignation to the Board at the time of his/her nomination for consideration by the Governance and Nominating Committee of the Board. If such a director does not receive a majority of votes cast “for” his or her election, the Governance and Nominating Committee is required to consider on an expedited basis such director’s tendered resignation and make a recommendation to the Board concerning the acceptance or rejection of the tendered resignation. The Board is required to take formal action on the committee’s recommendation expeditiously following the date of certification of the election results. The Company will publicly disclose the Board’s decision and its reasoning with regard to the tendered resignation.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm: Under the Company’s By-Laws, in order to be approved, this proposal requires an affirmative vote of a majority of the votes cast affirmatively or negatively. This means that the votes that stockholders cast “for” this proposal must exceed the votes that stockholders cast “against” this proposal at the meeting. Abstentions and broker non-votes are not counted as votes cast “for” or “against” and will not be taken into account in determining the outcome of this proposal.

Proposal 3 – Approval of the First Amendment to Torchmark 2011 Incentive Plan: Under the Company’s By-Laws, in order to be approved, this proposal requires an affirmative vote of a majority of the votes cast affirmatively or negatively. This means that the votes that stockholders cast “for” this proposal must exceed the votes that stockholders cast “against” this proposal at the meeting. Abstentions and broker non-votes will not be taken into account in determining the outcome of this proposal.

Proposal 4 – Advisory Vote to Approve Executive Compensation: Our Board is seeking a non-binding advisory vote regarding the compensation of our named executive officers, as described in the Compensation, Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this Proxy Statement. Under the Company’s By-Laws, in order to be approved, this proposal requires an affirmative vote of a majority of the votes cast affirmatively or negatively at the meeting. This means that the votes that stockholders cast “for” this proposal must exceed the votes that stockholders cast “against” this proposal at the meeting. The vote is advisory and non-binding in nature but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal. Abstentions and broker non-votes will not be taken into account in determining the outcome of this proposal.

Following the annual meeting, we will file a Form 8-K with the Securities and Exchange Commission disclosing the results of voting on each proposal as required by applicable rules.

MISCELLANEOUS INFORMATION

Proposals of Stockholders

In order for a proposal (including nominations of candidates for the Board of Directors) by a stockholder of the Company to be eligible to be included in the proxy statement and proxy form for the annual meeting of stockholders in 2015 pursuant to the proposal process mandated by Securities and Exchange Commission Rule 14a-8, the proposal must be received by the Company by the Corporate Secretary at 3700 South Stonebridge Drive, McKinney, Texas 75070, on or before November 18, 2014. If a stockholder proposal is submitted outside the proposal process mandated by this Securities and Exchange Commission rule, and is submitted instead under the Company’s advance notice By-Law provision (Article II, Section 10 of the By-Laws), the proposal must be received by the Corporate Secretary of the Company at Torchmark Corporation, 3700 South Stonebridge Drive, McKinney, Texas 75070 not earlier than December 26, 2014 nor later than February 9, 2015, together with the necessary supporting documentation required under that By-Law provision.

General

The cost of this solicitation of proxies will be paid by the Company. The Company is requesting that certain banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries forward solicitation material to the underlying beneficial owners of the shares of the Company they hold of record. The Company will reimburse all reasonable forwarding expenses. The Company has retained Georgeson, Inc. to assist with the solicitation of proxies for a fee not to exceed $7,750 plus reimbursement for out-of-pocket expenses.

The Annual Report of the Company for 2013, which accompanies this proxy statement, includes a copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2013 and the financial statements and schedules thereto. Upon written request and payment of copying costs, the exhibits to the Form 10-K will be furnished. These written requests should be directed to Investor Relations Department of Torchmark Corporation at 3700 South Stonebridge Drive, McKinney, Texas 75071.

By Order of the Board of Directors

Carol A. McCoy

Vice President, Associate Counsel & Secretary

March 17, 2014

APPENDIX A

FIRST AMENDMENT TO TORCHMARK CORPORATION

2011 INCENTIVE PLAN

Pursuant to the authority granted to the Board of Directors of Torchmark Corporation in Section 16.1 of the Torchmark Corporation 2011 Incentive Plan (the “Plan”) and subject to shareholder approval, the Plan is hereby amended effective on the date shareholder approval is attained as follows:

I.

The Plan is hereby amended by amending and restating Section 5.1 to read in its entirety as follows:

“SECTION 5.1 NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and 15.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 12,150,000 Shares, plus a number of additional Shares (not to exceed 529,500) underlying awards outstanding as of the Effective Date under the Company’s 2007 Long-Term Compensation Plan (the “Prior Plan”) that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 7,950,000. From and after the Effective Date, no further awards shall be granted under the Prior Plan and the Prior Plan shall remain in effect only so long as awards granted thereunder shall remain outstanding.”

II.

The Plan is hereby amended by amending and restating Section 5.2(a) to read in its entirety as follows:

“(a) Awards of Options and Stock Appreciation Rights with a term of seven years or less shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as .85 of a Share for each Share covered by such Awards, Options and Stock Appreciation Rights with a term of eight to ten years shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as one (1) Share for each Share covered by such Awards, Full Value Awards that vest based on performance criteria other than continued service shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as 3.1 Shares for each Share covered by such Award, and Full Value Awards that vest solely on continued service shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as 3.88 Shares for each Share covered by such Awards.”

III.

The Plan is hereby amended by amending and restating Section 5.4 to read in its entirety as follows:

“5.4 LIMITATION ON AWARDS. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Article 15):

(a) Options. The maximum aggregate number of Shares subject to Options granted under the Plan within a single calendar year to any one Participant shall be 300,000.

(b) SARs. The maximum number of Shares subject to Stock Appreciation Rights granted under the Plan within a single calendar year to any one Participant shall be 300,000.

A-1

(c) Restricted Stock or Restricted Stock Units. The maximum aggregate number of Shares underlying Awards of Restricted Stock or Restricted Stock Units under the Plan within a single calendar year to any one Participant shall be 100,000.

(d) Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards under the Plan within a single calendar year to any one Participant shall be 150,000 Shares.

(e) Cash-Based Awards. The maximum aggregate amount that may be paid with respect to cash-based Awards under the Plan to any one Participant within a single calendar year shall be $4,000,000.”

Except as otherwise provided in this First Amendment, the Torchmark Corporation 2011 Incentive Plan is ratified and confirmed in all respects.

EXECUTED this          day of             , 2014.

TORCHMARK CORPORATION
ATTEST:

By:
Secretary

A-2

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR the Election of Directors, Items 2, 3 and 4.

1. Election of directors:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST		ABSTAIN

1.1	Charles E. Adair	☐	☐	☐	1.7 Robert W. Ingram		☐	☐		☐

1.2	Marilyn A. Alexander	☐	☐	☐	1.8 Lloyd W. Newton		☐	☐		☐

Please fold here – Do not separate

1.3	David L. Boren	☐	☐	☐	1.9 Darren M. Rebelez		☐	☐		☐

1.4	Jane M. Buchan	☐	☐	☐	1.10 Lamar C. Smith		☐	☐		☐

1.5	Gary L. Coleman	☐	☐	☐	1.11 Paul J. Zucconi		☐	☐		☐

1.6	Larry M. Hutchison	☐	☐	☐

2. Ratification of Auditors.					☐	For	☐	Against	☐	Abstain

3. Approval of Amendment to 2011 Incentive Plan.					☐	For	☐	Against	☐	Abstain

4. Advisory Approval of 2013 Executive Compensation.					☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date
Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

TORCHMARK CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 24, 2014

10:00 a.m. (CDT)

3700 South Stonebridge Drive

McKinney, Texas 75070

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of

Shareholders: The Proxy Statement and the 2013 Annual Report to Stockholders are available at:

http://www.torchmarkcorp.com/annualreport.html

proxy

The undersigned hereby appoints Gary L. Coleman and Larry M. Hutchison, jointly and severally with full power of substitution, to vote all shares of common stock which the undersigned holds of record and is entitled to vote at the Annual Meeting of Shareholders to be held at Company Headquarters, 3700 South Stonebridge Drive, McKinney, Texas 75070 on the 24th day of April, 2014 at 10:00 a.m. (CDT), or any adjournment thereof. All shares votable by the undersigned including shares held of record by agents or trustees for the undersigned as a participant in the Dividend Reinvestment Plan (DRP), Torchmark Corporation Savings and Investment Plan (TPP) and Liberty National Life Insurance Company 401(K) Plan (LNL 401K) will be voted in the manner specified and in the discretion of the persons named above or such agents or trustees on such other matters as may properly come before the meeting.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/tmk	1-866-883-3382	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 23, 2014.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 23, 2014.

Voting cutoff for phone, Internet and mail is 11:59 p.m. (CT) on April 21, 2014 for the TPP and LNL 401(K) plans.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.